UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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Monro Muffler Brake, Inc.

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MONRO MUFFLER BRAKE, INC.

200 Holleder Parkway

Rochester, New York 14615

Notice of Annual Meeting of

Shareholders to be Held

August 4, 2015

Important Notice Regarding the Availability of Proxy Materials

for the Annual Shareholders Meeting to be Held on August 4, 2015:

This Proxy Statement and the 2015 Annual Report are available on the Company’s website at http://www.monro.com/corporate/corporate-investor-information

To the Shareholders of

MONRO MUFFLER BRAKE, INC.

The Annual Meeting of Shareholders of Monro Muffler Brake, Inc. (the “Company”) will be held at the Hyatt Regency Rochester, 125 East Main Street, Rochester, N.Y. 14604, on Tuesday, August 4, 2015, commencing at 10 a.m., for the following purposes:

1.	to elect five directors to Class 2 of the Board of Directors to serve a two-year term, and until their successors are duly elected and qualified at the 2017 annual meeting of shareholders;

2.	to approve, on a non-binding basis, the compensation paid to the Company’s Named Executive Officers;

3.	to ratify the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 26, 2016; and

4.	to consider such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on June 16, 2015, will be entitled to vote at the meeting.

This communication is not a form of voting and presents only an overview of the more complete proxy materials, which are available on the Internet or by mail. The Company encourages you to access and review the complete proxy material before voting.

By Order of the Board of Directors

/s/ Catherine D’Amico
Catherine D’Amico
Secretary

Rochester, New York

July 6, 2015

PLEASE SIGN, DATE AND RETURN YOUR PROXY PROMPTLY IN THE ENCLOSED, SELF-ADDRESSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

PROXY STATEMENT

MONRO MUFFLER BRAKE, INC.

200 Holleder Parkway

Rochester, New York 14615

Annual Meeting of Shareholders

August 4, 2015

SOLICITATION OF PROXIES

The accompanying proxy is solicited by the Board of Directors of Monro Muffler Brake, Inc., a New York corporation (the “Company” or “Monro”), for use at the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Hyatt Regency Rochester, 125 East Main Street, Rochester, N.Y. 14604, on Tuesday, August 4, 2015 commencing at 10:00 a.m., or at any adjournment or postponement thereof.

A shareholder who executes a proxy may revoke it at any time before it is voted. Attendance at the meeting shall not have the effect of revoking a proxy unless the shareholder so attending shall, in writing, so notify the secretary of the meeting at any time prior to the voting of the proxy. A proxy which is properly signed and not revoked will be voted for the nominees for election as directors listed herein; for the approval, on a non-binding basis, of the compensation paid to the Company’s Named Executive Officers; and for ratifying the re-appointment of PricewaterhouseCoopers LLP as the independent public accountants of the Company for the fiscal year ending March 26, 2016 as proposed herein, unless contrary instructions are given, and such proxy may be voted by the persons named in the proxy in their discretion upon such other business as may be properly brought before the meeting.

The cost of soliciting proxies will be borne by the Company. In addition to solicitation by mail, directors, officers and employees of the Company may solicit proxies by telephone or otherwise. The Company has also retained the firm of D. F. King & Co., Inc. to assist it with the solicitation of proxies for a fee of approximately $12,500, plus reimbursement of reasonable out-of-pocket expenses. This fee does not include the costs of printing and mailing the proxy materials. The Company will reimburse brokers or other persons holding shares in their names or in the names of their nominees for their charges and expenses in forwarding proxies and proxy material to the beneficial owners of such shares. It is anticipated that the mailing of this Proxy Statement will commence on or about July 6, 2015.

In accordance with rules issued by the Securities and Exchange Commission, the Company is providing access to its proxy materials both by sending shareholders this full set of proxy materials, including a Proxy Card, and by notifying shareholders of the availability of its proxy materials on the Internet.

VOTING SECURITIES

Only shareholders of record at the close of business on Tuesday, June 16, 2015, the record date, will be entitled to vote. At June 16, 2015, the Company had outstanding 31,948,217 shares of Common Stock, par value $.01 per share (“Common Stock”). Each share of Common Stock is entitled to one vote on each matter as may properly be brought before the meeting.

The voting rights of holders of Common Stock are subject to the voting rights of the holders of 32,500 shares outstanding of the Company’s Class C Convertible Preferred Stock, par value $1.50 per share (“Class C Preferred Stock”). The vote of the holders of at least 60% of the shares of Class C Preferred Stock at the time outstanding, voting as a separate class, or, alternatively, the written consent of the holders of all outstanding shares of Class C Preferred Stock, is needed to effect or validate any action approved by a vote of the holders of shares of Common Stock. Therefore, such preferred shareholders have an effective veto over all matters put to a vote of common shareholders, and such veto power could be used, among other things, to block the election of directors, the non-binding approval of the compensation paid to the Company’s Named Executive Officers, the ratification of the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 26, 2016, or any other matter that the holders of the Common Stock might otherwise approve at the Annual Meeting. It is expected that the holders of the Class C Preferred Stock will approve, by unanimous written consent, all matters currently proposed to be put to a vote of common shareholders at the Annual Meeting.

A quorum is required for business to be conducted at the Annual Meeting. Pursuant to the Company’s Restated By-laws, a majority of the issued and outstanding shares of capital stock must be present in person or by proxy and entitled to vote at the Annual Meeting to establish a quorum. With regard to the election of directors, votes may be cast in favor of, or withheld from, each nominee. A director nominee must receive a majority of the votes cast at the Annual Meeting to be elected. Votes cast include votes that are withheld from any nominee. With regard to the other proposals, votes may be cast in favor of, against, or abstain from voting. To be approved, the non-binding proposal regarding the compensation paid to the Company’s Named Executive Officers and ratification of the re-appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company, will require a majority of the votes cast at the Annual Meeting to vote in favor of the proposals. Abstentions will be counted as present for purposes of determining the existence of a quorum. Abstentions are not deemed cast at the meeting and, thus, will have no effect on the determination of a majority for the proposals to approve the compensation paid to the Company’s Named Executive Officers (on a non-binding basis) and the ratification of the re-appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company. With respect to shares of Common Stock held in street name, where no vote is indicated on a matter because the nominee or broker lacks authority to vote such shares without specific instructions from the beneficial owner, and the nominee or broker has received no such instructions (a “broker non-vote”), such shares will have no effect on the proposals to approve on a non-binding basis the compensation paid to the Company’s Named Executive Officers. Brokers do have discretion to vote on the ratification of the re-appointment of PricewaterhouseCoopers LLP as the independent registered accounting firm of the Company without specific instructions from the beneficial owner. Broker non-votes will be counted for purposes of determining the existence of a quorum.

Finally, shares of Common Stock held by shareholders who do not return a signed and dated proxy and who do not attend the Annual Meeting in person will not be considered present at the Annual Meeting, will not be counted towards a quorum and will not be entitled to vote on any matter.

ELECTION OF DIRECTORS

The Board of Directors of the Company is divided into two classes having terms which expire at the Annual Meeting (Class 2) and at the 2016 annual meeting of shareholders (Class 1). Five Class 2 directors are proposed for re-election at the Annual Meeting.

Each of the Company’s directors brings extensive management and leadership experience gained through their service to diverse businesses. In these roles, they have taken hands-on, day-to-day responsibility for strategy and operations, including management of capital. In addition, most current directors bring board experience acquired by either significant experience on other boards or long service on the Company’s board that broadens their knowledge of board policies and processes, rules and regulations, issues and solutions. The Nominating and Corporate Governance Committee’s process to recommend qualified director candidates is described under “Meetings of the Board of Directors and Committees.” The paragraphs below describe specific individual qualifications and skills of the Company’s directors that contribute to the overall effectiveness of the Company’s Board of Directors and its committees.

Current Nominees

It is proposed to elect, at the Annual Meeting, five persons to Class 2 of the Board of Directors to serve (subject to the Company’s by-laws) until the election and qualification of their successors at the 2017 annual meeting of shareholders. If any such person should be unwilling or unable to serve as a director of the Company (which is not anticipated), the persons named in the proxy will vote the proxy for substitute nominees selected by the Board of Directors unless the number of directors to be elected has been reduced to the number of nominees willing and able to serve.

The following summarizes biographical information for the Class 2 Directors who are nominated for re-election:

Stephen C. McCluski, 63, was elected to the Board of Directors in August 2013. Mr. McCluski was senior vice president and chief financial officer of Bausch & Lomb Incorporated until his retirement in 2007. Mr. McCluski joined Bausch & Lomb in 1988 as Director — Financial Planning and Analysis for the former Personal Products Division. He was named Vice President and Controller for the former Eyewear Division in 1989, and in 1992, he was named President of the company’s former Outlook Eyewear subsidiary. He was named a corporate Vice President and Controller in 1994. He was named Senior Vice President and Chief Financial Officer in 1995. Prior to joining Bausch & Lomb, Mr. McCluski held a variety of positions at Price Waterhouse (PricewaterhouseCoopers LLP). Mr. McCluski is Chair of the Board of Directors and Audit Committee of ImmunoGen, Inc. (IMGN). During the past five years, Mr. McCluski has also served on the Board of Directors of Standard Microsytems Corporation. As a result of these and other professional experiences, as well as his educational background, Mr. McCluski possesses particular knowledge in finance, risk management, mergers and acquisitions, strategic planning, and financial reporting, accounting and controls that strengthen the Board’s collective qualifications, skills and experiences.

Frederick M. Danziger, 75, was elected to the Board of Directors in July 1984. Since May of 2012 Mr. Danziger has served as Chairman of the Board of Directors and since April 1997 as Chief Executive Officer of Griffin Industrial Realty, Inc. (GRIF), a publicly-traded corporation principally in the real estate business. Mr. Danziger was previously Of Counsel in the law firm of Latham & Watkins from 1995 to 1997, and was a partner of the law firm of Mudge Rose Guthrie Alexander & Ferdon from 1974 to 1995. Mr. Danziger is also a director of Bloomingdale Properties, Inc. As a result of these and other professional experiences, as well as his educational background, Mr. Danziger possesses particular knowledge in law and regulatory matters, risk management, strategic planning, accounting and finance, and board practices of other major corporations, as well as demonstrating significant leadership skills as a senior partner in a prominent law firm that strengthen the Board’s collective qualifications, skills and experiences.

Robert G. Gross, 57, was appointed Executive Chairman in October 2012. Mr. Gross was elected to the Board of Directors in February 1999, and was appointed Chairman of the Board in August 2007. He was Chief Executive Officer from January 1, 1999 through September 30, 2012, and served as President from 1999 to March 31, 2008. Prior to joining the Company, Mr. Gross was Chairman and Chief Executive Officer of Tops Appliance City, Inc., a consumer electronics and appliance store chain based in Edison, New Jersey, from 1995 to 1998. Mr. Gross also held various management positions with Eye Care Centers of America, Inc., a San Antonio, Texas based optometry company owned by Sears, Roebuck & Co., including President and Chief Operating Officer from 1992 through 1994, Executive Vice President and Chief Operating Officer from 1991 through 1992 and Senior Vice President from 1990 through 1991. Mr. Gross is a director of Core-Mark Holding Company (CORE), and a Trustee of the Boyd Group Income Fund (TSX:BYD.UN). As a result of these and other professional experiences, as well as his educational background, Mr. Gross possesses particular knowledge in marketing/branded consumer products, sales and distribution, strategic planning, accounting and finance, capital markets, cost control and restructuring, mergers and acquisitions and risk management, as well as demonstrating significant leadership skills as the president or chief executive officer of several different companies that strengthen the Board’s collective qualifications, skills and experiences.

Robert E. Mellor, 71, was elected to the Board of Directors in August 2010. He was originally appointed to the Board of Directors in April 2010 to fill a vacancy created by the retirement of a Class 2 Director. Mr. Mellor has served as Lead Independent Director of the Board since April 2011. Mr. Mellor previously served as a director of the Company from November 2002 until August 2007 when he resigned due to other public company board commitments. Mr. Mellor was previously Of Counsel with the law firm of Gibson, Dunn & Crutcher LLP from 1990 through February 1997. From March 1997 until January 2010, Mr. Mellor was the Chairman of the Board and Chief Executive Officer of Building Materials Holding Corporation (“BMHC”), a leading provider of building materials and construction services to professional home builders and contractors, and where he had served as a director since 1991. As a result of the downturn in the building materials industry, BMHC filed a petition under Chapter 11 of the federal bankruptcy laws on June 16, 2009. Such company reorganized in January 2010, and is no longer operating under Chapter 11. Mr. Mellor also serves as Non-Executive Chairman of the Board of Coeur Mining, Inc. (CDE), and director of The Ryland Group, Inc. (RYL) and Stock Building Supply Holdings, Inc. (STCK). As a result of these and other professional experiences, as well as his educational background, Mr. Mellor possesses particular knowledge in law and regulatory matters, mergers and acquisitions, board practices of other major corporations, risk management, real estate, strategic planning, and accounting and finance that strengthen the Board’s collective qualifications, skills and experiences.

Peter J. Solomon, 76, was elected to the Board of Directors in July 1984. He has been Chairman of Peter J. Solomon Company, L.P., an investment banking firm, since May 1989. As a result of this and other professional experiences, including serving as a Board member on several publicly held companies, as well as his educational background, Mr. Solomon possesses particular knowledge in board practices of other major corporations, banking and financial services, capital markets, government regulations, mergers and acquisitions, strategic planning and risk management, as well as demonstrating significant leadership skills throughout his business career and government service that strengthen the Board’s collective qualifications, skills and experiences.

The Board of Directors recommends a vote FOR all of the nominees for director.

The following summarizes biographical information for each of the continuing Class 1 Directors:

Donald Glickman, 82, was elected to the Board of Directors in July 1984. He is a private investor and has been a general partner of J.F. Lehman & Company, a private equity investment firm that focuses on acquiring middle market companies in the defense and aerospace industries, since June 1992. Mr. Glickman was a trustee of Babson Corporate Investors and Babson Participation Investors until April 2013. Mr. Glickman formerly served as lead director of MSC Software Corporation until September 2009. As a result of these and other professional experiences, as well as his educational background, Mr. Glickman possesses particular knowledge in banking and financial services, accounting and finance, capital markets, government regulations, mergers and acquisitions, board practices of other major corporations and risk management, as well as demonstrating significant leadership skills as a senior officer in various investment banking firms, all of which strengthen the Board’s collective qualifications, skills and experiences.

John W. Van Heel, 49, has been Chief Executive Officer from October 2012 and President since April 2008. He served as Secretary of the Company from October 2004 until May 2012. From October 2006 to April 2008, Mr. Van Heel served as Executive Vice President — Store Support and Chief Administrative Officer. From June 2005 to October 2006, Mr. Van Heel was Senior Vice President — Store Support. From October 2002 to May 2005, Mr. Van Heel served as Vice President — Finance to the Company. From May 2000 to September 2002, Mr. Van Heel served as Vice President — Finance and Chief Financial Officer of RCG Companies, Inc., a publicly held, diversified holding company, and its subsidiary companies. Prior to May 2000, Mr. Van Heel was a Director in the Transaction Services (acquisition consulting) practice at PricewaterhouseCoopers LLP, serving in the firm’s New York City; Milan, Italy; and Rochester, New York offices from 1989. Mr. Van Heel possesses particular knowledge in finance, mergers and acquisitions, strategic planning, real estate, risk management, accounting and controls, as well as demonstrating leadership skills as a senior officer of the Company. Mr. Van Heel was elected to the Company’s Board of Directors in August 2012.

James R. Wilen, 60, was elected to the Board of Directors in August 2010 to fill a vacancy created by a retiring Class 1 Director. Mr. Wilen is Chief Executive Officer and President of Wilen Management, an investment advisory firm with $250 million under management. Mr. Wilen founded the firm in 1984. Prior to 1984, Mr. Wilen served as an investment manager in various other firms. As a result of these and other professional experiences, as well as his educational background, Mr. Wilen possesses particular knowledge in strategic planning, accounting, finance and corporate governance that strengthen the Board’s collective qualifications, skills and experiences.

Elizabeth A. Wolszon, 61, was elected to the Board of Directors in August 2008. She was originally appointed to the Board of Directors in August 2007 to fill a vacancy created by the resignation of a Class 1 Director. From 1992 to 2005, Ms. Wolszon served as Senior Vice President of Marketing, Human Resources and Strategic Planning for the Safelite Group, Inc., the nation’s largest provider of auto glass repair and replacement services. Ms. Wolszon also served as Senior Vice President of Marketing for Western Auto retail automotive stores from 1991 to 1992. Prior to that, Ms. Wolszon was a consultant in the consumer practice of McKinsey & Company and worked in beauty care marketing for The Procter & Gamble Company. Ms. Wolszon is retired from full-time corporate work, but provides strategy, marketing and human resources consulting services for various companies. As a result of these and other professional experiences, as well as her educational background, Ms. Wolszon possesses particular knowledge in retail and consumer products marketing/brands, human resources and strategic planning that strengthen the Board’s collective qualifications, skills and experiences.

EXECUTIVE OFFICERS

The name and business experience of each of the executive officers of the Company, as of June 1, 2015, is set forth below to the extent not provided above:

Catherine D’Amico, 59, has been Executive Vice President-Finance since May 2002 and Chief Financial Officer and Treasurer since August 1993. She was appointed Secretary of the Company in May 2012. Prior to May 2002, Ms. D’Amico was Senior Vice President-Finance. Ms. D’Amico, a certified public accountant, was previously a Senior Audit Manager with Price Waterhouse (PricewaterhouseCoopers LLP) in Rochester, New York and was affiliated with such firm from 1978 to 1993.

Craig L. Hoyle, 61, has been Senior Vice President — Store Operations since April 2015, and was Divisional Vice President — Southern Operations beginning in October 2002. From October 1999 through September 2002, Mr. Hoyle was a Zone Manager and worked for Monro in various other capacities since January 1998. Prior to joining the Company, Mr. Hoyle managed several districts for Bridgestone/Firestone, Inc. and also held various marketing and other operational positions with them from 1981 through 1997.

Joseph Tomarchio Jr., 59, is an Executive Vice President of the Company who currently serves in an exclusive and part-time capacity, leading tire sourcing and tire vendor relationships, and assisting with acquisitions, advertising and marketing. From October 2006 through March 2014, Mr. Tomarchio served as Executive Vice President — Store Operations. From May 2006 to October 2006, Mr. Tomarchio was President — Tire Group. Prior to May 2006, Mr. Tomarchio was Divisional Vice President — Tire Stores since joining the Company in March 2004. Prior to joining the Company, Mr. Tomarchio was Executive Vice President and Chief Operating Officer of Mr. Tire, Inc., which he co-founded in 1970. Mr. Tomarchio was the past Chairman of the Board for Maryland Automobile Insurance Fund (MAIF). He was appointed to this position by the governor of Maryland in 2005 and then was elected to Chairman of the Board in 2006.

Security Ownership of Principal Shareholders, Directors and Executive Officers

The following table shows the number of shares of Common Stock and Common Stock equivalents beneficially owned as of May 29, 2015 by (i) each person or entity known to the Company to be the beneficial owner of more than five percent of the Common Stock, (ii) each continuing Class 1 director, (iii) the five Class 2 directors who are nominated for re-election, (iv) the executive officers named in the Summary Compensation Table and (v) all directors and executive officers as a group. Unless otherwise indicated, (i) each of the named individuals and each member of the group have sole voting power and sole investment power with respect to the shares shown and (ii) the address for each of the named beneficial owners is 200 Holleder Parkway, Rochester, NY 14615. Percentages are based on 31,833,428 shares issued and outstanding on May 29, 2015.

5% Shareholders, Directors and Executive Officers	Title of Class	Number of Shares Beneficially Owned		Shares Acquirable Within 60 Days		Percent of Class Including Options
T. Rowe Price Associates, Inc.	Common Stock	4,054,130	(1)			12.7
100 E. Pratt Street
Baltimore, MD 21202
BlackRock Inc.	Common Stock	2,677,083	(2)			8.4
40 East 52nd Street
New York, NY 10022
The Vanguard Group, Inc.	Common Stock	2,022,434	(3)			6.4
100 Vanguard Blvd.
Malvern, PA 19355
Wasatch Advisors, Inc.	Common Stock	1,621,121	(4)			5.1
150 Social Hall Avenue, Suite 400
Salt Lake City, UT 84111
Peter J. Solomon	Common Stock	442,349	(5)	810,393	(6)	3.8
	Class C Preferred Stock	32,500	(6)			100.0
John W. Van Heel	Common Stock	107,430		270,000		1.2
Catherine D’Amico	Common Stock	169,213		142,300		1.0
Robert G. Gross	Common Stock	115,807		150,000		*
Donald Glickman	Common Stock	166,955	(7)	50,260		*
Joseph Tomarchio Jr.	Common Stock	20,000		81,400		*
Frederick M. Danziger	Common Stock	65,307		20,000		*
Craig L. Hoyle	Common Stock	50,000		41,750		*
Elizabeth A. Wolszon	Common Stock	24,377		50,260		*
Robert E. Mellor	Common Stock	14,000		10,000		*
James R. Wilen	Common Stock	5,037		37,500		*
Stephen C. McCluski	Common Stock	0		20,000
All directors and executive officers as a group (13 persons)	Common Stock	1,205,133		1,723,863		8.7	(8)
	Class C Preferred Stock	32,500				100.0

*	Less than 1% of the shares deemed outstanding.

(1)

Beneficial ownership reported as of December 31, 2014, according to a statement on Schedule 13G, dated February 17, 2015, of T. Rowe Price Associates, Inc., a registered investment advisor. These securities are owned by various individual and institutional investors for which T. Rowe Price Associates, Inc. (“Price Associates”) serves as investment advisor with power to direct investments and/or sole power to vote securities.

(2)	Beneficial ownership reported as of December 31, 2014, according to a statement on Schedule 13G, dated January 12, 2015, by BlackRock, Inc., a parent holding company.

(3)	Beneficial ownership reported as of December 31, 2014, according to a statement on Schedule 13G, dated February 9, 2015, by The Vanguard Group, Inc., a registered investment advisor.

(4)	Beneficial ownership reported as of March 31, 2015, according to Schedule 13F, dated May 14, 2015, filed by Wasatch Advisors, Inc., a registered investment advisor.

(5)

Includes 139,106 shares of Common Stock held in trusts for the benefit of Mr. Solomon’s children for which Mr. Solomon is the trustee. Mr. Solomon disclaims beneficial ownership of all such shares held in trusts. Mr. Solomon is a Class 2 Director.

(6)

Includes 22,500 shares of Class C Preferred Stock held in trusts for the benefit of Mr. Solomon’s children and grandchildren for which Mr. Solomon is trustee. The Class C Preferred Stock is presently convertible into 760,133 shares of Common Stock.

(7)	Excludes shares of Common Stock owned by Mr. Glickman’s adult children. Mr. Glickman disclaims beneficial ownership of such shares. Mr. Glickman is a Class 1 Director.

(8)

Exclusive of shares as to which beneficial ownership has been disclaimed, executive officers and directors of the Company, as a group, owned beneficially approximately 6.7% of Common Stock deemed outstanding on May  29, 2015.

CORPORATE GOVERNANCE

Director Independence

For a director to be considered independent, the director must meet the bright-line independence standards under the listing standards of the NASDAQ Stock Market Inc. (“NASDAQ”) and the Board must affirmatively determine that the director has no material relationship with the Company. The Board determines director independence based on an analysis of the independence requirements of the NASDAQ listing standards. In addition, the Board will consider all relevant facts and circumstances in making an independence determination. The Board also considers all commercial, industrial, banking, consulting, legal, accounting, charitable, familial or other business relationships any director may have with the Company. The Board has determined that the following six current directors satisfy the independence requirements of NASDAQ: Frederick M. Danziger, Stephen C. McCluski, Peter J. Solomon, Elizabeth A. Wolszon, James R. Wilen and Robert E. Mellor.

Meetings of the Board of Directors and Committees

The Board of Directors held four meetings during fiscal 2015(1). During the fiscal year, each director attended at least 75% of the aggregate number of all meetings of the Board of Directors and committees on which he or she served. All attended last year’s Annual Meeting.

At least annually, the Board of Directors meets to review management succession planning, as well as overall executive resources for the Company. Additionally, non-management directors regularly meet in executive sessions, including at times, without Mr. Glickman, who is not considered an independent director. Beginning in fiscal 2012, Mr. Mellor, as Lead Independent Director, presides over these executive sessions.

The Board of Directors does not have a policy on whether or not the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from the non-employee directors or be an employee. The Board of Directors believes that it should be free to make a choice from time to time in any manner that is in the best interests of the Company and its shareholders. During the first half of fiscal 2013, Robert G. Gross served as the Chairman of the Board and as Chief Executive Officer. While Mr. Gross is no longer the Company’s Chief Executive Officer, he continues to serve as its Executive Chairman. Under the Company’s By-laws, the Board of Directors may elect a Chairperson of the Board to preside at all meetings of the shareholders and directors and to perform such other duties as the Board may elect. The Board of Directors believes this structure is in the best interests of the Company at this time because it provides flexibility to the Board and makes the best use of Mr. Gross’s skills and experience to the benefit of the Company and its shareholders.

However, the Board does recognize the need for independence in corporate governance, and accordingly, established the position of Lead Independent Director in April 2011, with the independent directors designating Robert E. Mellor to serve as the Board’s Lead Independent Director.

The independent directors (acting by a vote of the majority of independent directors then serving on the Board) are responsible for approving and appointing the Lead Independent Director. The

(1)

References in this Proxy Statement to fiscal years are to the Company’s fiscal years ending or ended fiscal March of each year (e.g., references to “fiscal 2015” are to the Company’s fiscal year ended March 28, 2015).

Lead Independent Director is elected at least once on an annual basis, generally at the Board meeting in conjunction with each annual meeting of shareholders and such election and service will occur and continue during any period of time, and only so long as the Chairman of the Board is not an “independent” Board member under NASDAQ regulations. A written charter adopted by the Board establishes the authority and responsibilities of the Lead Independent Director. They include:

•

advise and consult with the Chief Executive Officer, senior management and the Chairperson of each committee of the Board, as to the appropriate information, agendas and schedules of Board and committee meetings;

•	advise and consult with the Chief Executive Officer and senior management as to the quality, quantity and timeliness of the information submitted by management to the independent directors;

•	recommend to the Chief Executive Officer and the Board the retention of advisors and consultants to report directly to the Board;

•	develop the agendas for and preside over executive sessions of the Board’s independent directors;

•

serve as principal liaison between the independent directors, and the Chief Executive Officer and senior management, on sensitive issues, including the review and evaluation of the Chief Executive Officer;

•	coordinate with the independent directors in respect of each of the foregoing; and

•	preside over meetings of the Board at which the Chairman is not present.

The Lead Independent Director description is publicly available in the Investor Information — Corporate Governance section of the Company’s website at http://www.monro.com. Unless otherwise indicated, information contained on our website is not a part of this proxy statement.

The Board of Directors has created four standing committees: a five-member Executive Committee, a three-member Audit Committee, a four-member Compensation Committee and a three-member Nominating and Corporate Governance Committee. The Board has adopted a formal charter for each of the Committees (except for the Executive Committee), under which each respective Committee operates. The charters can be found in the Investor Information — Corporate Governance section of the Company’s website at http://www.monro.com.

The Executive Committee has and may exercise, between meetings of the Board of Directors, all the power and authority of the full Board of Directors, subject to certain exceptions. These exceptions include approving any action requiring shareholder approval; filling vacancies on the Board of Directors, fixing compensation of directors and executives, engaging with the Company’s auditors, and repealing, amending or adopting new By-laws. During fiscal 2015, the Executive Committee held five meetings. Its members are Donald Glickman, Robert G. Gross, Peter J. Solomon, Robert E. Mellor and John W. Van Heel.

The Audit Committee has the power and authority to select and engage independent auditors for the Company and reviews with the auditors and with the Company’s management all matters relating to the annual audit of the Company. The Audit Committee held seven meetings in fiscal 2015. Since August 2014, it consisted of three members: Stephen C. McCluski, Chairman, Frederick M. Danziger and Robert E. Mellor, each of whom is an independent director.

The Compensation Committee has the power and authority to review and approve the remuneration arrangements for executive officers and for certain employees of the Company and to select participants, approve awards under, interpret and administer the employee benefit plans of the Company. The Compensation Committee has the power and authority to form, and delegate authority to, subcommittees. The Compensation Committee held three meetings in fiscal 2015. In fiscal 2015, it consisted of four members: Frederick M. Danziger, Chairman, Robert E. Mellor, James R. Wilen and Elizabeth A. Wolszon. Each Committee member is an independent director.

The Nominating and Corporate Governance Committee held one meeting during fiscal 2015. In fiscal 2015, the Nominating and Corporate Governance Committee consisted of three members: Elizabeth A. Wolszon, Chair, Stephen C. McCluski and James R. Wilen.

The Nominating and Corporate Governance Committee is responsible for identifying, screening and recommending candidates for membership on the Board pursuant to written guidelines approved by the Board. The Nominating and Corporate Governance Committee does not have a diversity policy; however, the Nominating and Corporate Governance Committee’s goal is to nominate candidates from a broad range of experiences and backgrounds who can contribute to the Board of Directors’ overall effectiveness in meeting its mission. In assessing potential new directors, the Committee considers individuals from various disciplines and diverse backgrounds. The selection of qualified directors is complex and crucial to Monro’s long-term success. Board candidates are considered based upon various criteria, such as their broad-based business skills and experiences, a global business perspective, concern for the long-term interests of the shareholders, and personal integrity and judgment. In addition, directors must have time available to devote to Board activities and to enhance their knowledge of Monro and the automotive service industry.

The Nominating and Corporate Governance Committee will consider recommendations from shareholders of potential candidates for the Board of Directors. A shareholder wishing to recommend a potential candidate must submit the recommendation in writing, addressed to the Secretary, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, NY 14615, Attention: Nominating and Corporate Governance Committee, so that the Secretary receives the recommendation not less than 120 days (nor more than 180 days) prior to the meeting. Each recommendation must set forth the information required by the Certificate of Incorporation for shareholders submitting a nomination. Additional information and a copy of the Certificate of Incorporation may be obtained by submitting a written request to the Secretary of the Company.

Each year, prior to the annual meeting of shareholders, the Nominating and Corporate Governance Committee recommends the Board’s nominees to serve as Monro’s directors for the next two years. The Board is soliciting proxies to elect these individuals. Messrs. Danziger, McCluski, Mellor and Solomon, candidates nominated by the Board of Directors for election at the Annual Meeting, have been determined to be independent directors of the Board. Mr. Gross, who also is a candidate nominated by the Board, is not considered to be an independent director.

The Nominating and Corporate Governance Committee of the Board is also responsible for recommending a candidate for the position of Lead Independent Director from the independent members of the Board.

BOARD’S ROLE IN RISK OVERSIGHT

The Board as a whole has responsibility for risk oversight, with reviews of certain areas being conducted by the relevant Board Committees that report on their deliberations to the Board. The oversight responsibility of the Board and its Committees is enabled by management reporting processes that are designed to provide visibility to the Board about the identification, assessment and management of critical risks and management’s risk mitigation strategies. These areas of focus include competitive, economic, operational, financial (accounting, credit, liquidity, and tax), legal, regulatory, compliance, health, safety and environment, political, and reputational risks. The Board and its Committees oversee risks associated with their respective principal areas of focus, as summarized below. Each Committee meets with key management personnel and representatives of outside advisors (for example, the Manager of Internal Audit meets with the Audit Committee).

Board/Committee	Primary Areas of Risk Oversight
Full Board	Strategic, financial and execution risks and exposures associated with the annual operating plan; major litigation and regulatory exposures and other current matters that may present material risk to the Company’s operations, plans, prospects or reputation; acquisitions and divestitures (including through post-closing reviews); senior management succession planning; and Monro’s employee pension and retirement savings plans, including their relative investment performance and funded status.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, disclosure, internal control over financial reporting and assets, financial policies, credit and liquidity matters and compliance with legal and regulatory matters including environmental matters.

Nominating and Corporate Governance Committee	Risks and exposures relating to director succession planning and compliance with corporate governance matters.

Compensation Committee	Risks and exposures associated with leadership assessment and executive compensation programs and arrangements, including incentive plans.

Communications with Directors

Shareholders wishing to communicate with the non-management directors may send a letter to the Secretary, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, NY 14615, Attention: Non-Management Directors. All correspondence sent to that address will be delivered to the appropriate directors on a quarterly basis, unless the Secretary determines by individual case that it should be sent more promptly. Any concerns relating to accounting, internal controls, auditing or officer conduct will be sent promptly to the Chair of the Audit Committee. All correspondence to non-management directors will be acknowledged by the Secretary and may also be forwarded within Monro to the subject matter expert for investigation. Alternatively, communication with non-management directors may occur as outlined in Monro’s Corporate Code of Ethics which is publicly available in the Investor Information — Corporate Governance section of the Company’s website at http://www.monro.com.

Compensation Committee Interlocks and Insider Participation

In fiscal 2015, the members of the Compensation Committee were Frederick M. Danziger, Robert E. Mellor, Elizabeth A. Wolszon and James R. Wilen. None of these individuals is a current or former employee or officer of the Company or any of its subsidiaries. During fiscal 2015, no member of the Compensation Committee was an executive officer of another entity on whose compensation committee or board of directors any executive officer of the Company served.

Neither Robert G. Gross, the Company’s Executive Chairman nor John W. Van Heel, the Company’s Chief Executive Officer, participate in the Compensation Committee’s determination of their own compensation.

COMPENSATION DISCUSSION AND ANALYSIS

The following compensation discussion and analysis summarizes the Company’s philosophy and objectives regarding the compensation of its executives, including how the Company determines elements and amounts of executive compensation. The following discussion and analysis should be read in conjunction with the tabular disclosures regarding the compensation of Named Executive Officers in fiscal 2015 and the report of the Compensation Committee of the Board of Directors (the “Committee”), which immediately follow below. For purposes of this analysis, the executive officers named in the Summary Compensation Table below, including the Chief Executive Officer, are referred to as the “Named Executive Officers.”

Compensation Philosophy and Objectives

The Company’s executive compensation program is overseen and administered by the Committee, which is comprised entirely of independent directors as determined in accordance with various NASDAQ and Internal Revenue Code rules. The Committee operates under a written charter adopted by the Committee and ratified by the Board of Directors (the “Board”). A copy of the charter is publicly available in the Investor Information — Corporate Governance section of the Company’s website at http://www.monro.com.

Monro’s compensation program is intended to meet three principal objectives: (1) attract, reward and retain officers and other key employees; (2) motivate these individuals to achieve short-term and long-term corporate goals and enhance shareholder value; and (3) support Monro’s core values and culture, by promoting internal equity and external competitiveness. To meet these objectives, Monro has adopted the following overriding policies:

•	Pay compensation that is competitive with the practices of other leading automotive and retail companies; and

•	Pay for performance by:

—	setting challenging and realistic performance goals for our officers and providing short-term incentive through a bonus plan that is based upon achievement of these goals; and

—

providing long-term, significant incentives in the form of stock incentives, in order to retain those individuals with the leadership abilities necessary for increasing long-term shareholder value while aligning the interests of our officers with those of our shareholders.

The above policies guide the Committee in assessing the proper allocation between long-term compensation, current cash compensation and short-term bonus compensation. Other considerations include Monro’s business objectives, its fiduciary and corporate responsibilities (including internal equity considerations and affordability), competitive practices and trends, and regulatory requirements.

The program rewards the executive officers for attaining established goals that require the dedication of their time, efforts, skills and business experience for the success of the Company. The compensation program is designed to reward both annual and long-term performance. Annual performance is rewarded through salary and annual bonus. Long-term performance is rewarded through stock incentives, the value of which is measured in the performance of the Company’s stock price. In addition, the Named Executive Officers receive other benefits, certain of which are available to all other salaried employees of the Company.

2015 Advisory Vote on Executive Compensation

At the 2011 annual meeting of shareholders, the Company held a non-binding, advisory vote to determine how often the advisory vote on compensation of its Named Executive Officers (“say-on-pay”) should be held. An overwhelming majority of the Company’s shareholders expressed a preference that the “say-on-pay” vote take place on an annual basis as recommended by the Board of Directors. This preference was subsequently adopted by the Board of Directors and the Company is providing its shareholders with a “say-on-pay” vote this year.

Also, the Company’s shareholders overwhelmingly approved the compensation of its Named Executive Officers at the 2013 and 2014 annual meetings of shareholders. The Committee believes that this affirms shareholders’ support of the Company’s approach to executive compensation. Based on the substantial shareholder support of the Company’s executive compensation program, the Committee did not change its approach to the compensation of its Named Executive Officers in fiscal 2015. The Committee remains open to any concerns expressed by the Company’s shareholders and will continue to consider the outcome of future “say-on-pay” votes when making compensation decisions for the Company’s Named Executive Officers.

Oversight of the Executive Compensation Program

The Committee administers the Company’s executive compensation program on behalf of the Board and its shareholders. The Committee has not retained a compensation consultant to review its policies and procedures with respect to executive compensation.

In determining the appropriate compensation packages for the Company’s executives, the Committee reviews, on an annual basis, each executive’s past and present compensation, including equity and non-equity based compensation. In addition, the Company’s Chief Executive Officer annually reviews the performance of each of the executives (other than the Chief Executive Officer, whose performance is reviewed annually by the Executive Chairman and the Committee, and the Executive Chairman whose performance is reviewed annually by the Committee). The conclusions reached and recommendations made based on these reviews for base salary levels and annual bonus amounts are presented to the Committee in May each year. The Committee relies to a large extent on the Chief Executive Officer’s evaluations of each executive’s performance. However, it is the Committee which makes all final compensation decisions regarding the Company’s executives.

The Company does not have a pre-established policy for the allocation between annual executive compensation and long-term incentive-based executive compensation. Instead, the Committee uses a flexible approach so that it may reward recent performance and create incentives for long-term enhancements in shareholder value. However, the Committee does seek to have a substantial portion of each executive’s compensation be incentive-based, with the most senior executives having the highest portion dedicated to incentive-based compensation.

Elements of Executive Compensation

The principal elements of the Company’s executive compensation program are:

•	base salary;

•	an annual cash-based incentive opportunity;

•	long-term equity incentive awards;

•	retirement and other benefits; and

•	perquisites and other personal benefits.

The Committee generally evaluates the executive compensation paid to executives holding similar positions in other automotive service and parts companies that it considers to be the Company’s peers. Those companies include Pep Boys — Manny, Moe & Jack, O’Reilly Automotive, Inc., Advance Auto Parts, Inc., and AutoZone, Inc. The Committee uses this evaluation as one reference point in reviewing the Company’s executive compensation program, and as a market check in assessing the appropriateness of our executive compensation program. Variations from the Company’s peer group companies may occur due to the fact that some of these companies are in similar, though not exactly the same lines of business as the Company, as well as to company size, market factors or as dictated by the experience and skill level of the individual in question.

Base Salary

The Company provides Named Executive Officers and other employees with a base salary to compensate them for services rendered during the fiscal year. For executives, the amount of base salary is meant to reflect the primary responsibilities of his/her position and is set at a level that the Committee believes will enable the Company to attract and retain talent. The Committee considers a number of criteria in establishing and adjusting the base salary of a particular executive officer, including, among other things, recent hiring experience, individual performance, responsibilities of the position, longer term potential, individual experience and methods to achieve results, as well as external market practices.

Annual salary planning begins with a percentage guideline for increases, based upon the Company’s annual budget, which is adjusted upward or downward for individual performance based on recommendations from the Chief Executive Officer. The guidelines are set after considering competitive market factors as previously described, affordability and current salary levels, as appropriate. The performance of each executive officer is evaluated annually following the close of the fiscal year so that each executive’s performance can be assessed within the context of the Company’s performance against its financial and strategic goals for the year. Individual performance is evaluated based on the specific responsibilities and accountabilities of the executive, the value of the services provided, the executive’s management skills and experience, and the individual’s contribution to the performance and profitability of the Company. Base salary adjustments for officers, other than the Named Executive Officers, during fiscal 2015, averaged approximately 5.4%.

Salaries for executive officers are reviewed annually or when there is a change in position or responsibilities, such as a promotion. The Committee typically approves the base salary increases in May, which are effective retroactive to April of that same year. In May 2014, the Committee adjusted base salaries for the Named Executive Officers, retroactive to April 1, 2014. The salaries the Company paid to the Named Executive Officers during fiscal 2015 are shown in the Summary Compensation Table.

The April 2014 base salary increases for all executives generally ranged from 0 — 16% and were established after considering job performance, internal pay alignment and equity, increased responsibilities and marketplace competitiveness. Mr. Tomarchio’s salary was adjusted effective April 1, 2014 in connection with his change in responsibility. Mr. Tomarchio stepped down as Executive Vice President — Store Operations and assumed the part-time position of Executive Vice President leading tire sourcing and tire vendor relationships, assisting with sourcing and integrating acquisitions, and assisting with advertising and marketing. His annual salary was reduced by 50%. Mr. Hoyle’s salary was increased by approximately 16% effective April 1, 2014 to recognize his performance and increased responsibility, particularly in relation to the integration of acquisitions.

Annual Incentive Bonus

The Committee has the authority to award annual incentive bonuses to the Company’s officers. Each May, the Committee establishes targets for annual incentives in the form of performance-based cash bonuses to compensate executive officers, as well as other management employees. Each Named Executive Officer, other than the Chief Executive Officer and Executive Chairman, receives his or her annual incentive bonus pursuant to the Company’s Executive Bonus Plan. The Company’s Chief Executive Officer and Executive Chairman receive their annual incentive bonuses pursuant to a separate, shareholder approved, Management Incentive Compensation Plan, designed to comply with the requirements of Section 162(m) of the Internal Revenue Code. This plan was last re-approved by shareholders in August 2014.

Annual incentive bonuses are intended to compensate officers for the Company’s achievement of stated performance targets. The structure of the Executive Bonus and Management Incentive Compensation Plans for each year, including the incentive formula and the performance targets, are established and approved during the first quarter of the year to which the bonus relates. In addition, during the first quarter of each fiscal year, the Committee approves the amounts payable to each Named Executive Officer at each level of attainment of the performance measures between the threshold and the maximum.

The actual amount of each executive’s bonus under the Executive Bonus Plan is determined based on the Committee’s review of the Company’s level of achievement of the stated performance targets. The actual amount of the Executive Chairman’s and Chief Executive Officer’s bonus under the Management Incentive Compensation Plan is based solely on the Company’s achievement of a desired level of pre-tax income established in the first quarter of the fiscal year. All bonus awards made under the Plans are subject to the Committee’s approval. In addition, the Committee has the sole authority to determine whether the performance targets have been achieved by the Company and, if so, the applicable bonus award percentages to be paid. The Committee may use its discretion to include or exclude extraordinary or unusual items in determining the level of achievement of the performance targets. The Committee did not exercise this discretion for fiscal 2015 awards. For fiscal 2015, the performance targets established and actual results achieved were as follows:

	Performance Targets Established			Actual Results Achieved
Name	Threshold	Target	Maximum
Pre-tax income	$99,699,000	$104,946,000	$125,935,000	$99,813,000

In fiscal 2015, the Committee established company-wide performance measures based upon the Company’s achievements of pre-tax earnings targets that are based upon the Board-approved annual budget, thus linking compensation to the Company’s overall performance. The Committee establishes performance targets after carefully reviewing the state of the business, as expressed in the Company’s annual budget and business plan, and determining what measures are most likely, in present circumstances, to drive results and lead to sustainable growth. The Committee sets performance targets that are attainable, but challenging to achieve.

The Company’s practice is to pay cash awards based upon the achievement of its annual financial performance goals. The Committee carefully considers any exceptions. Absent extraordinary circumstances, there are no payouts for below threshold performance.

For fiscal 2016, should the Company fall short of pre-tax income targets, the Committee may also assess management’s performance as compared to primary public company competitors over the prior three years to determine “outstanding performance” and award discretionary bonuses. “Outstanding performance” will be determined by, but not limited to, comparable store sales performance and EBITDA margin, and may take into account the impact of acquisitions, accounting changes or unusual one time charges. The Compensation Committee may award a discretionary bonus to an individual up to the target bonus. This discretionary feature was also a part of the fiscal 2015 Executive Bonus Plan, but was not applied. The discretionary feature only applies to individuals who do not participate in the Management Incentive Compensation Plan. Such individuals are not eligible for a discretionary bonus.

Each Named Executive Officer is eligible for an annual incentive bonus up to a specified percentage of such executive’s base salary. Target amounts payable under the Executive Bonus and Management Incentive Compensation Plans are proportionate to each officer’s accountability for the Company’s business plans and currently range from 20% to 90% of the officer’s base salary. However, the Committee has the discretionary authority to increase or decrease the target amounts annually.

Under the Plans for fiscal 2015, the Committee targeted bonus amounts to be paid at (a) 20% of base salary for each of the Company’s Vice Presidents, (b) 25% of base salary for each of the Company’s

Senior Vice Presidents, (c) 35% of base salary for each of the Company’s Executive Vice Presidents, and (d) 90% of base salary for the Company’s Executive Chairman and Chief Executive Officer. Historically, the Committee has fixed the maximum payout for any officer’s annual incentive bonus at 250% of the participant’s targeted bonus. However, the Chief Executive Officer’s and Executive Chairman’s maximum payout is currently set at 167% of their targeted bonus.

As indicated above, payouts between the targeted amount and the maximum amount for each Named Executive Officer are based upon attainment of performance targets at varying levels, approved during the first quarter of each fiscal year by the Committee.

Long-Term Compensation

The long-term incentive compensation that the Committee generally employs is the granting of stock option awards to eligible employees, including, but not limited to, all executives. The purpose of granting such awards is to provide equity compensation that provides value to these employees when value is also created for the shareholders. Specifically, this form of equity compensation provides the employee with value only if the price of the Company stock, when the option is exercised, exceeds the option’s exercise price. For Company executives, the amount of long-term incentive compensation is intended to motivate executives to make stronger business decisions, improve financial performance, focus on both short-term and long-term objectives and encourage behavior that protects and enhances the long-term interests of the Company’s shareholders. The Committee believes that stock option awards are a significant portion of the total compensation package for executives and are an important retention tool.

The Committee determines grant levels of stock option awards based on individual performance, job positions within the Company, potential and level of responsibility. It also considers history of past grants, length of time in current position and any change in responsibility, as well as the financial statement expense associated with the options. Stock option awards for a fiscal year are typically approved and granted in May of the following fiscal year in order to coincide with the timing of annual reviews and compensation determinations. However, newly appointed and promoted executives or management personnel may receive an additional stock option grant at other times during the year. The options are awarded under the Company’s employee stock option plans, which require that the option exercise price be based on the closing market price of the Company’s Common Stock on the date the option is granted. The eventual value received by an executive depends on the overall performance of the Company’s stock. An executive may receive no value if the Common Stock underlying an option does not increase in value above the option’s strike price.

The Committee considered the following factors in establishing the 2015 stock option grants for the Named Executive Officers: recommendation by the Chief Executive Officer, change in responsibility, the recipient’s level within the Company’s overall workforce, prior equity compensation awards, the value of the stock option award as a percentage of the recipient’s total compensation and the expense associated with the awards. In addition, Ms. D’Amico received a stock option grant of 35,000 shares as consideration for entering into her new employment agreement with the Company as described in greater detail below.

Executive Officer Stock Ownership Guidelines

The Company requires its Named Executive Officers to achieve and maintain a certain minimum level of ownership of the Company’s Common Stock. On December 2, 2010, the Board of Directors revised the Monro Muffler Brake, Inc. Stock Ownership Guidelines, increasing the requirement for stock ownership for certain individuals affiliated with the Company. The purpose of the guidelines was to further engage certain senior executives and the members of the Board in the long-term success of the Company. The Company’s stock guidelines for its Named Executive Officers are as follows:

Position	Stock Ownership Guideline
Executive Chairman and Chief Executive Officer	Common Stock with an aggregate value equal to at least four times annual base salary

Other Named Executive Officers	Common Stock with an aggregate value equal to at least three times annual base salary

Each affected executive is required to achieve his or her required ownership level within four years of the later of the commencement date of his or her employment or promotion, or of the November 2006 adoption of the initial guidelines by the Board. As of March 28, 2015, all of the Named Executive Officers are in full compliance with the ownership levels required by the guidelines.

Anti-Hedging and Pledging Policy

In fiscal 2014, we expanded and clarified prohibitions related to transactions in short-term or highly leveraged transactions. Under our updated insider trading policy, we prohibit employees from engaging in transactions in our securities involving publicly traded options, short sales and hedging transactions because they may create the appearance of unlawful insider trading and, in certain circumstances, present a conflict of interest. In addition, we expanded our insider trading policy to prohibit employees from pledging our securities as collateral for a loan or holding our securities in a margin account unless the margin feature is not utilized or our securities are otherwise excluded from being pledged.

Retirement Benefits under the 401(k) Plan, Executive Perquisites and Generally Available Benefit Programs

The Company also provides the Named Executive Officers with perquisites and other personal benefits that the Committee believes are reasonable and consistent with the Company’s overall executive compensation program, the Committee’s executive compensation philosophy, as well as the Committee’s objective to better enable the Company to attract and retain the most talented and dedicated executives possible. The Committee periodically reviews the levels of perquisites and other personal benefits provided to the Named Executive Officers.

The Company sponsors, for all employees, a profit sharing plan with a 401(k) feature, which is intended to qualify under Section 401(a) of the Internal Revenue Code. The Company generally matches 50% of the first 4% of pay that is contributed to the 401(k) plan. Participants are 100% vested in their own contributions at all times. Matching contributions vest 25% after two years of service, 50% after three years of service, 75% after four years of service and 100% after five years of service. In addition, any employee whose plan benefit is limited by Internal Revenue Code limitations (including each of the Company’s Named Executive Officers), may participate in the Deferred Compensation Plan. The purpose of the Deferred Compensation Plan is to provide affected employees with the opportunity to receive a retirement benefit that bears a comparable ratio to compensation as is provided to employees whose retirement benefit is not limited by the Internal Revenue Code.

The Deferred Compensation Plan provides the opportunity for eligible employees, including the Named Executive Officers, to defer the receipt of certain compensation, including base salary and short-term incentives. Under the plan, the Company matches base salary deferral amounts for salary over the Internal Revenue Service compensation limit (applicable to qualified employee 401(k) plans) using the same matching formula as under the Company qualified 401(k) Profit Sharing Plan. No amounts credited under this plan are funded, and the right of a participant or beneficiary to receive a distribution is an unsecured claim against the general assets of the Company. The Deferred Compensation Plan is part of the Company’s competitive total compensation and benefits package that helps it attract and retain key talent. The costs of the Deferred Compensation Plan are included in the “Nonqualified Deferred Compensation Table”. The current annual earnings rate is 5%.

The Company’s other benefit plans primarily include medical and other health care benefits, group life insurance, disability and an employee stock purchase plan which allows eligible employees to utilize a percentage of their base salary to purchase Company stock. Certain Named Executives are also covered under a noncontributory retirement plan (the “Pension Plan”). As of September 30, 1999, the Pension Plan was frozen, such that participants ceased to accrue benefits and there were no new participants in the plan. Costs associated with the Pension Plan are included in the “Pension Benefits Table” which follows.

Each Named Executive Officer is provided with the use of a company-owned vehicle or a car allowance, as well as participation in the plans and programs described above.

The Committee may, in its discretion, revise, amend or add to an executive officer’s perquisites and benefits as, when and if it deems advisable or appropriate. The Committee believes, based upon publicly available information, that the benefits described above are typical for senior executives at comparable companies.

Attributed costs of the perquisites and personal benefits described above for the Named Executive Officers for fiscal 2015 are included in the column entitled “All Other Compensation” of the “Summary Compensation Table” appearing below.

Other Matters

Employment Agreements

The Company has entered into employment agreements with each of Messrs. Robert G. Gross, John W. Van Heel, and Joseph Tomarchio Jr., and Ms. Catherine D’Amico. Each of these employment agreements was reviewed and approved by the Committee. In addition, the Board of Directors reviewed and approved the Company’s employment agreement with Messrs. Gross and Van Heel. The Committee believes that these employment agreements are an important part of the overall executive compensation program and serve as a recruitment and retention device.

The agreement for each executive generally addresses: role and responsibilities; rights to compensation and benefits during active employment; resignation by the employee with or without “Good Reason” as defined in the agreement; termination in the event of death, disability or retirement; and termination for “Cause” and termination without “Cause”, as defined in the agreement. Further, the agreement stipulates that the executive may not compete with the Company or solicit its employees for prescribed periods following termination of employment or disclose confidential information.

Each contract also contains termination and related pay provisions in the event of a “change in control”. In all cases, for the change in control provision to apply, there must be both (1) a “change in control”, as well as (2) a termination by the Company without cause or a resignation by the executive for reasons defined in the agreement, including a material diminution of his or her duties. A “change in control” is generally deemed to occur (i) when a person or group who was not an affiliate as of the date the Company entered into the agreement (a “Non-Affiliate”) acquires beneficial ownership of 50% or more of the Company’s Common Stock; (ii) upon the sale of the Company substantially as an entirety to a Non-Affiliate; or (iii) when there occurs a merger, consolidation or other reorganization of the Company with a Non-Affiliate, in which the Company is not the surviving entity. Consistent with Company policy, none of the employment agreements include an excise tax gross-up provision.

Mr. Van Heel’s contract expires on September 30, 2017.

In May 2015, the Company entered into a new Employment Agreement (the “Gross Agreement”) with Mr. Gross. The three year agreement is effective October 1, 2015 through September 30, 2018. During the term of the Agreement, Mr. Gross will continue in his role as the Company’s Executive Chairman on a part-time basis.

Under the Gross Agreement, Mr. Gross (i) will be paid an annual base salary of $120,000; (ii) will be eligible to earn a target bonus, pursuant to the terms of the Company’s bonus plan, of up to 150% of his base salary, upon the achievement of certain predetermined corporate objectives, which is consistent with both other Company executives and Mr. Gross’s previous employment agreement; and (iii) will participate in the Company’s other incentive and welfare and benefit plans made available to executives.

Mr. Gross is entitled to certain payments upon death, disability, a termination without Cause (as defined therein), his resignation for Good Reason (as defined therein) or a termination in the event of a Change in Control of the Company (as defined therein), all as set forth in detail in the Gross Agreement.

Further, Mr. Gross is generally prohibited from directly or indirectly competing with the Company until September 30, 2020 or, for a one-year period from the date of termination, soliciting its employees. In exchange for this, Mr. Gross receives a non-compete payment of $750,000, payable in five equal installments of $150,000, beginning on October 1, 2012 and continuing through October 1, 2016.

In August 2014, the Company entered into a new Employment Agreement (the “D’Amico Agreement”) with Ms. D’Amico. The D’Amico Agreement became effective September 1, 2014 and supersedes the Company’s previous employment contract with Ms. D’Amico, which was set to expire in December 2014. The D’Amico Agreement extends Ms. D’Amico’s employment through August 31, 2018. During the term of the D’Amico Agreement, Ms. D’Amico will continue in her current role as the Company’s Executive Vice President and Chief Financial Officer until December 31, 2016 (the “Executive Period”). Following the Executive Period and until August 31, 2018, Ms. D’Amico will provide services on a part-time basis as requested by the Company (the “Transition Period”).

Under the D’Amico Agreement and during the Executive Period, Ms. D’Amico (i) was paid an annual base salary of $350,200 until March 31, 2015; (ii) will be paid an annual base salary of $375,000 from April 1, 2015 to the end of the Executive Period; (iii) will be eligible to earn a target bonus, pursuant to the terms of the Company’s bonus plan, of up to 87.5% of her base salary, upon the achievement of certain predetermined corporate objectives, which is consistent with both other Company executives and Ms. D’Amico’s previous employment agreement; and (iv) will participate in the Company’s other incentive and welfare and benefit plans made available to executives.

During the Transition Period, the Company will pay Ms. D’Amico an hourly rate to be agreed upon, but she will no longer participate in the Company’s incentive benefit plans, including the bonus plan. In addition, during the Transition Period, Ms. D’Amico may participate in the Company’s employee benefit plans, but only to the extent she is eligible under the terms of such plans and the Company’s then-current policies.

Ms. D’Amico is entitled during the Executive Period to certain payments upon death, disability, a termination without Cause (as defined therein), her resignation for Good Reason (as defined therein) or a termination in the event of a Change in Control of the Company (as defined therein), all as set forth in detail in the D’Amico Agreement.

In February 2014, the Company entered into a new Employment Agreement (the “Tomarchio Agreement”) with Mr. Tomarchio. The Tomarchio Agreement became effective April 1, 2014, and superseded the Company’s previous employment contract with Mr. Tomarchio, which was set to expire in December 2014. As planned, the Tomarchio Agreement extends Mr. Tomarchio’s employment as an Executive Vice President of the Company through June 2017, but on a part-time schedule. Under the terms of the Tomarchio Agreement, Mr. Tomarchio will render exclusive services to the Company, lead-

ing the Company’s growing tire purchasing programs and related vendor relationships. In addition, he will continue to assist on sourcing acquisitions, provide input on advertising and marketing, and contribute at field meetings.

Under the Tomarchio Agreement, Mr. Tomarchio (i) is paid a base salary of $242,500; (ii) is eligible to earn a target annual bonus, pursuant to the terms of the Company’s bonus plan, of up to 87.5% of his base salary upon the achievement of certain predetermined corporate objectives, which is consistent with both other Company executives and Mr. Tomarchio’s previous employment agreement; and (iii) participates in the Company’s other incentive and welfare and benefit plans made available to executives. In addition, under the Tomarchio Agreement, Mr. Tomarchio is entitled to certain payments upon a termination without Cause (as defined therein), a resignation by Mr. Tomarchio for Good Reason (as defined therein) or a termination in the event of a Change in Control of the Company (as defined therein), all as set forth in detail in the Tomarchio Agreement.

The provisions described above and other material provisions of the Company’s employment agreements with Messrs. Gross, Van Heel and Tomarchio and Ms. D’Amico are discussed in the “Summary Compensation Table”, the “Grants of Plan-Based Awards” Table, and in the “Potential Payments Upon Termination or Change in Control” sections of this Proxy Statement.

At this time, the Committee has not determined that it is necessary to enter into employment agreements with any other executives. However, Vice President-level employees and above, including Zone Managers, are entitled to between one and six months’ base salary, depending on an individual’s length of service, as severance pay should they be terminated by the Company for reasons other than cause or poor performance.

Impact of Accounting and Tax Treatment of Compensation

The accounting and tax treatment of compensation generally has not been a significant factor in determining the amounts of compensation for the Company’s executive officers. However, the Committee and management have considered the accounting and tax impact of various program designs to balance the potential cost to the Company with the benefit/value to the executive.

Section 162(m) of the Internal Revenue Code limits to $1,000,000 the annual tax deduction for compensation paid to a Named Executive Officer, (other than the Chief Financial Officer) unless such compensation qualifies as performance-based compensation and is paid pursuant to a shareholder approved plan. With regard to Section 162(m) of the Internal Revenue Code, it is the Committee’s intention to maximize deductibility of executive compensation while retaining some discretion needed to compensate executives in a manner commensurate with performance and the competitive demand for executive talent. The Committee intends that the total direct compensation payable to the Named Executive Officers (base salary, short-term incentive and long-term incentive) will be deductible by Monro and much of the other compensation, such as the supplemental retirement plan, will be paid at a time when not subject to the limitations of Section 162(m) of the Internal Revenue Code. The Management Incentive Compensation Plan, re-approved by the Company’s shareholders in August 2014, is designed to allow for the grant of annual incentive awards to certain executive officers of Monro that meet the qualified performance-based compensation requirements of Section 162(m) of the Internal Revenue Code and the Regulations so as to preserve the deductibility of compensation payments to executive officers. However, the Company does not represent that the compensation of the Named Executive Officers will be fully deductible for federal income tax purposes, and the Company maintains the flexibility to pay non-deductible compensation if it determines it is in the best interests of the Company and its shareholders.

Policy Concerning Additional Tax on Nonqualified Deferred Compensation Plan Benefits

Monro’s compensation and benefit plans and arrangements have been designed and administered with the objective of not triggering the additional tax under Section 409A of the Internal Revenue Code.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee oversees the Company’s executive compensation program on behalf of the Board. In fulfilling its oversight responsibilities, the Compensation Committee reviewed and discussed with Company management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on such review and discussion, the Compensation Committee recommended to the Board of Directors the inclusion of the Compensation and Discussion Analysis in this Proxy Statement and its incorporation by reference into the Company’s 2015 Annual Report on Form 10-K.

The Compensation Committee

Frederick M. Danziger, Chairman

Robert E. Mellor

James R. Wilen

Elizabeth A. Wolszon

Compensation Risk Assessment

During fiscal 2015, Company management, along with the Compensation Committee, considered whether any of the Company’s compensation policies and practices has the potential to create risks that are reasonably likely to have a material adverse effect on the Company. Management considered the risk profile of the Company’s business and the design and structure of its compensation policies and practices. The Company concluded that the risks arising from its compensation policies and practices are not reasonably likely to have a material adverse effect on the Company based on the following:

•	The Company’s base salary, retirement benefits, executive perquisites and generally available benefit programs create little, if any, risk to the Company.

•

Substantially all of the Company’s management employees are paid either a base wage or a base wage plus an annual bonus that is payable under the Company’s Executive Bonus Plan and, in the case of the Executive Chairman and Chief Executive Officer, pursuant to a separate, shareholder approved, Management Incentive Compensation Plan. (The only exceptions are employees who are involved in managing or directly supervising store-level operations. However, the compensation that can be earned by these employees is not significant either individually or in the aggregate.)

•

Management does not believe that the structure of its bonus plans, as described above under the subheading “Annual Incentive Bonus,” encourages employees to take risks that are reasonably likely to have a material adverse effect on the Company. In particular, management noted that the plans provide for the award of bonuses based upon the achievement of stated corporate-level financial objectives, which is in alignment with the overall Company objectives.

•

The Company also awards stock options as long-term incentive compensation. Management does not believe that either the award or structure of stock option grants encourages employees to take risks that are reasonably likely to have a material adverse effect on the registrant. In particular, the emphasis on granting awards of long-term incentive compensation that vest pro-rata over four years focuses on long-term stock appreciation, does not incent short-term risk taking and aligns with the overall company objective of providing value to these employees only when value is also created for the Company’s shareholders.

•	The Company believes that its mix of fixed compensation and “at risk” compensation, including annual incentive bonuses and stock awards, does not encourage inappropriate risk-taking by employees.

These factors were discussed with the Compensation Committee during the preparation of this Proxy Statement, and it was concluded that the risks arising from the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

EXECUTIVE COMPENSATION

2015 SUMMARY COMPENSATION TABLE

The table below sets forth the compensation paid to or earned by the Company’s “Named Executive Officers” listed in the table for the three year period ended March 28, 2015.

Name and Principal Position	Year	Salary(1) ($)	Bonus(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	Change in Pension Value and Above Market Earnings(5) ($)	All Other Compensation(6) ($)	Total ($)
Robert G. Gross	2015	390,000	150,000	—	193,102	—	7,000	740,102
Executive Chairman	2014	420,000	150,000	—	192,839	—	7,300	770,139
	2013	630,000	150,000	—	—	—	11,200	791,200
John W. Van Heel	2015	550,000	—	—	252,871	—	17,000	819,871
Chief Executive Officer and President	2014	550,000	—	—	252,528	—	14,500	817,028
	2013	525,000	—	2,535,100	—	—	23,200	3,083,300
Joseph Tomarchio Jr.	2015	242,500	—	—	43,358	—	26,500	312,358
Executive Vice President	2014	485,000	—	80,000	86,599	—	25,400	676,999
	2013	485,000	—	79,300	—	—	24,400	588,700
Catherine D’Amico	2015	350,200	—	397,950	62,615	—	16,400	827,165
Executive Vice President —Finance and Chief Financial Officer	2014	340,000	—	80,000	60,709	—	10,300	491,009
	2013	340,000	—	79,300	—	—	9,800	429,100
Craig L. Hoyle	2015	225,000	—	101,520	28,735	—	17,400	372,655
Divisional Vice President — Southern Operations	2014	194,000	—	50,000	24,743	—	16,000	284,743
	2013	194,000	—	29,700	—	—	17,400	241,100

(1)

The 2013 salaries for Messrs. Gross and Van Heel reflect amounts actually earned in fiscal 2013. Their salaries were adjusted October 1, 2012 in connection with their respective changes in responsibilities. Mr. Gross’s salary was reduced by 50% and Mr. Van Heel received a 10% salary increase (representing a second increase for him in fiscal 2013). For Mr. Gross in 2015, this does not include $30,000 in salary he was otherwise entitled to under his employment agreement, but which he declined, so that the Company could establish an employee assistance fund.

(2)	For Mr. Gross, this represents payments associated with a $750,000 non-compete bonus. This is payable in five equal installments beginning October 1, 2012.

(3)

Amounts do not reflect compensation actually received by the Named Executive Officer. Instead, the amounts shown are the aggregate grant date fair value of option awards computed in accordance with FASB ASC Topic 718. The fair value of each option award is estimated on the date of grant using the Black-Scholes option-pricing model. The assumptions used in calculating compensation costs are described more fully in footnote 1 in the Company’s financial statements in the Form 10-K for the year ended March 28, 2015, as filed with the SEC. See the Grants of Plan-Based Awards table for further information on options granted in fiscal 2015.

(4)

This column represents the amounts earned by the Named Executive Officer in fiscal 2015, 2014 and 2013 pursuant to the Company’s annual incentive bonus plans. Additional information regarding the potential threshold, target and maximum payouts underlying the Non-Equity Incentive Plan Compensation column is included in the Grants of Plan-Based Awards table.

(5)

The Company did not pay above-market or preferential earnings to Named Executive Officers on deferred compensation in 2015, 2014 or 2013. Additionally, since the Company’s Pension Plan was frozen as of September 30, 1999, there was no change in pension value for any participants.

(6)

The following table shows each component of the All Other Compensation column in the Summary Compensation table. For each Named Executive Officer, these components consist of the Company’s matching contributions to the 401(k) and the Nonqualified Deferred Compensation Plans, payment of life insurance premiums on behalf of the Named Executive Officer and the incremental cost to the Company of automobiles provided to the Named Executive Officer. The Company does not provide any tax gross-ups on these perquisites.

Name	Year	Company Matching Contributions ($)	Life Insurance Premium ($)	Auto Allowance Perquisites ($)	Total ($)
Robert G. Gross	2015	5,200	1,000	800	7,000
John W. Van Heel	2015	5,200	1,000	10,800	17,000
Joseph Tomarchio Jr.	2015	5,200	1,000	20,300	26,500
Catherine D’Amico	2015	5,200	1,000	10,200	16,400
Craig L. Hoyle	2015	4,900	1,000	11,500	17,400

GRANTS OF PLAN — BASED AWARDS

The following table provides information regarding plan-based awards under the Company’s stock option plan granted during fiscal 2015 to the Named Executive Officers. It also presents estimated possible payouts under the annual incentive bonus plan for fiscal 2015.

Name	Grant Date				All Other Option Awards	Exercise or Base Price of Options Awards ($)	Grant Date Fair Value of Option Award(3) ($)
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Number of Securities Underlying Options (#)
		Threshold(2) ($)	Target ($)	Maximum ($)
Robert G. Gross	N/A	189,000	378,000	630,000
John W. Van Heel	N/A	247,500	495,000	825,000
Joseph Tomarchio Jr.	N/A	42,438	84,875	212,188
Catherine D’Amico	N/A	61,285	122,570	306,425
	8/27/2014				35,000	52.82	397,950
Craig L. Hoyle	N/A	28,125	56,250	140,625
	5/14/2014				9,000	53.09	101,520

(1)

The amounts in these columns consist of possible annual incentive payouts under the Company’s annual incentive bonus plan for fiscal 2015. These annual incentive awards are granted under the Executive Bonus Plan and the Management Incentive Compensation Plan. The amounts actually earned by each Named Executive Officer in fiscal 2015 are reported as Non-Equity Incentive Plan Compensation in the fiscal 2015 Summary Compensation Table in this Proxy Statement.

(2)

Represents the minimum amount payable under the 2015 annual incentive bonus plan, assuming that $99,699,000 of a certain level of pre-tax income is attained. Otherwise, the named executives receive no bonus. See “Compensation Discussion and Analysis — Annual Incentive Bonus.”

(3)	Stock options are granted under the 2007 Stock Incentive Plan. The amount listed in this column is the grant date fair value of such stock options calculated pursuant to FASB ASC 718.

The material terms of our Named Executive Officers’ employment agreements, annual incentive bonuses, long-term compensation and perquisites and other personal benefits and retirement benefits are described more fully in the Compensation Discussion & Analysis above. We encourage you to read the tables above and the related footnotes in conjunction with such information.

OUTSTANDING EQUITY AWARDS AT FISCAL 2015 YEAR END

The following table provides information about the number of outstanding equity awards held by the Company’s Named Executive Officers at March 28, 2015:

	Option Awards
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Robert G. Gross	1/4/2011		150,000		33.62	1/3/2016

			150,000

John W. Van Heel	5/18/2006		11,250		16.30	5/17/2016
	10/9/2006		22,500		15.27	10/8/2016
	5/17/2007		11,250		15.39	5/16/2017
	5/20/2009		12,000		18.05	5/19/2019
	8/10/2010		18,000		26.64	8/9/2016
	12/30/2010		37,500		35.31	12/29/2015
	5/15/2012	(2)	5,000	5,000	39.03	5/14/2018
	10/1/2012	(2)	150,000	150,000	33.64	9/30/2018

			267,500	155,000

Joseph Tomarchio Jr.	5/18/2006		11,250		16.30	5/17/2016
	10/9/2006		22,500		15.27	10/8/2016
	5/17/2007		11,250		15.39	5/16/2017
	5/20/2009		12,000		18.05	5/19/2019
	8/10/2010		14,400		26.64	8/9/2016
	5/15/2012	(2)	4,000	4,000	39.03	5/14/2018
	5/16/2013	(2)	2,000	6,000	44.49	5/15/2019

			77,400	10,000

Catherine D’Amico	5/18/2006		11,250		16.30	5/17/2016
	5/17/2007		11,250		15.39	5/16/2017
	5/20/2009		9,000		18.05	5/19/2019
	8/10/2010		10,800		26.64	8/9/2016
	12/30/2010		90,000		35.31	12/29/2015
	5/15/2012	(2)	4,000	4,000	39.03	5/14/2018
	5/16/2013	(2)	2,000	6,000	44.49	5/15/2019
	8/27/2014	(1)		35,000	52.82	8/26/2019

			138,300	45,000

Craig L. Hoyle	5/18/2006		4,500		16.30	5/17/2016
	5/17/2007		6,750		15.39	5/16/2017
	5/21/2008		7,500		11.76	5/20/2018
	5/20/2009		6,000		18.05	5/19/2019
	5/24/2010		6,000		24.27	5/23/2016
	5/11/2011	(2)	3,000	1,000	30.63	5/10/2017
	5/15/2012	(2)	1,500	1,500	39.03	5/14/2018
	5/16/2013	(2)	1,250	3,750	44.49	5/15/2019
	5/14/2014	(2)		9,000	53.09	5/13/2020

			36,500	15,250

(1)	This option grant vests over four years as follows: One quarter of the options in each grant vests on the yearly anniversary of the grant. These options have a five year life from grant date.

(2)	This option grant vests over four years as follows: One quarter of the options in each grant vests on the yearly anniversary of the grant. These options have a six year life from grant date.

2015 OPTION EXERCISES

The following table shows all stock options exercised and value realized upon exercise by the Named Executive Officers during fiscal 2015:

Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)
Robert G. Gross	—	—
John W. Van Heel	119,250	2,103,413
Joseph Tomarchio Jr.	120,000	2,683,305
Catherine D’Amico	8,507	396,171
Craig L. Hoyle	—	—

(1)

The value realized equals the difference between the option exercise price and the fair market value of Monro’s Common Stock on the date of exercise, multiplied by the number of shares for which the option was exercised.

Pension Plan

The Company sponsors the Monro Muffler Brake, Inc. Retirement Plan, a noncontributory retirement plan (the “Pension Plan”) which is intended to qualify under Section 401(a) of the Internal Revenue Code. As of September 30, 1999, participants ceased to accrue benefits under the Pension Plan and no employees will become plan participants after this date. Compensation and services after this date are not taken into consideration in determining benefits under the Pension Plan. Prior to September 30, 1999, each employee who attained age 21 became a participant on the April 1 or October 1 following the date the employee completed one year of service. Benefit payments generally begin upon retirement at age 65 or age 60 with 20 years of service.

Benefits under the Pension Plan are 100% vested in each participant upon completion of five years of service, attainment of age 65 or the termination of the Pension Plan. Lump sum distributions are available at termination or retirement only for accrued benefits of $5,000 or less.

The following table shows the estimated annual benefits payable to participants under the Pension Plan upon retirement at age 65. The table does not show the reduction for Social Security benefits (see formula below).

PENSION PLAN TABLE

Average Compensation	Number of Years of Service
(Prior to September 30, 1999)	5	10	15	20	25
$100,000	$22,500	$45,000	$45,000	$45,000	$45,000
80,000	18,000	36,000	36,000	36,000	36,000

For the purpose of determining amounts payable under the Pension Plan for each of the Named Executive Officers, compensation includes the average of ten years (i) base salary (including the amount of any reductions in the executive’s otherwise payable compensation attributable to any “cafeteria plan”) plus (ii) cash bonuses. Compensation does not include stock options or the Company’s contributions to the Profit Sharing Plan shown in the Summary Compensation Table. Compensation is limited to $100,000 for determining amounts payable under the Pension Plan.

PENSION BENEFITS TABLE

Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefit(1) ($)	Payments During Last Fiscal Year ($)
Robert G. Gross	Monro Muffler Brake, Inc.
	Retirement Plan	0	0	0
John W. Van Heel	Monro Muffler Brake, Inc.
	Retirement Plan	0	0	0
Joseph Tomarchio Jr.	Monro Muffler Brake, Inc.
	Retirement Plan	0	0	0
Catherine D’Amico	Monro Muffler Brake, Inc.
	Retirement Plan	7	134,910	0
Craig L. Hoyle	Monro Muffler Brake, Inc.
	Retirement Plan	2	27,062	0

(1)

Actuarial assumptions used in calculating the present value of accumulated benefits are described in footnote 12 of the Company’s financial statements in the Form 10-K for the year ended March 28, 2015, as filed with the SEC.

The basic benefit under the Pension Plan is a straight life annuity. Subject to certain limits required by law, benefits are payable monthly in an amount equal to (i) 45% of a participant’s average monthly earnings for the highest ten consecutive years prior to September 30, 1999, less (ii) 45% of the monthly primary Social Security benefit payable to the participant at retirement. The amount of the benefit is also reduced for short service participants and participants terminating employment prior to retirement.

Due to the fact that the Pension Plan was frozen as of September 30, 1999, the amount of the benefit will be multiplied by a fraction (not greater than one), the numerator of which is the participant’s total number of years of service as of September 30, 1999, and the denominator of which is the number of years of service the participant would have accumulated if he had continued his employment until the earlier of (i) age 65 or (ii) the date after age 60 but before age 65 on which the participant had at least 20 years of vesting service under the Pension Plan.

Profit Sharing Plan

The Company sponsors a profit sharing plan with a 401(k) feature (the “Profit Sharing Plan”). The Profit Sharing Plan is intended to qualify under Section 401(a) of the Internal Revenue Code.

Each employee who has attained age 21 becomes a participant as of the first day of the month following completion of three months of service. Participants may elect to reduce their compensation by up to the lesser of 30% of their annual compensation or the statutorily prescribed annual limit ($17,500 in calendar 2014) and to have the amount of the reduction contributed to their account in the Profit Sharing Plan. One of the investment options available to participants is the Company’s Common Stock.

The Company may make discretionary matching contributions to the matching accounts of those employees who are contributing to the Profit Sharing Plan. Matching contributions are made annually. A discretionary Company profit sharing contribution may also be made on an annual basis.

Deferred Compensation Plan

The Company has adopted the Monro Muffler Brake, Inc. Deferred Compensation Plan (the “Plan”) to provide an opportunity for additional tax-deferred savings to a select group of management or highly compensated employees. The Plan is an unfunded arrangement and the participants or their beneficiaries have an unsecured claim against the general assets of the Company to the extent of their Plan benefits.

Currently, only those employees, who are “highly compensated employees”, as that term is defined under Section 414(q) of the Internal Revenue Code, have been designated as eligible to participate in the Plan. Under the terms of the Plan, the Compensation Committee has the ability to establish additional eligibility requirements for participation in the Plan, but has not done so thus far.

The Plan permits participants to defer all or any portion of the compensation that would otherwise be payable to them for the calendar year. In addition, the Company will credit to the participants’ accounts such amounts as would have been contributed to the Monro Muffler Brake, Inc. Profit Sharing Plan but for the limitations that are imposed under the Internal Revenue Code based upon the participants’ status as highly compensated employees. The Company may also make such additional discretionary allocations as are determined by the Compensation Committee. No amounts credited under the Plan are funded and the Company maintains accounts to reflect the amounts owed to each participant. At least annually, the accounts are credited with earnings or losses calculated on the basis of an interest rate or other formula as determined from time to time by the Compensation Committee. The current annual earnings rate is 5%.

Benefits are payable at a participant’s election in a single cash sum or in annual installments for a period not to exceed 10 years at the date designated by the participant upon his or her initial enrollment in the Plan, but may be earlier if separation of service occurs after the participant attains the age of 65. Payments are made earlier in the event a participant dies or incurs an unanticipated emergency.

NONQUALIFIED DEFERRED COMPENSATION TABLE

Name	Executive Contributions in Last Fiscal Year ($)(1)	Company Contributions in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(4)
Robert G. Gross	6,511	2,848	5,327	—	142,560
John W. Van Heel	7,432	2,704	2,806	—	73,098
Joseph Tomarchio Jr.	6,971	3,286	2,626	—	66,764
Catherine D’Amico	6,796	2,680	4,570	—	121,614
Craig L. Hoyle	10,676	2,807	3,805	—	96,479

(1)	Amounts in this column include amounts reported in the “Salary” and/or “Non-Equity Incentive Plan Compensation” columns in the Summary Compensation Table for fiscal 2015.

(2)	These amounts are included in the “All Other Compensation” column of the Summary Compensation Table for fiscal 2015.

(3)	Amounts in this column are not included in the Summary Compensation Table for fiscal 2015.

(4)

Of the total amounts shown in this column, the following amounts have been previously reported as compensation in Summary Compensation Tables since 2002 when the Deferred Compensation Plan was implemented. Mr. Gross: $129,776; Mr. Van Heel: $52,236; Mr. Tomarchio: $48,509; Ms. D’Amico: $87,470; and Mr. Hoyle: $88,714. In the case of Mr. Hoyle, these amounts include compensation for years when he was not a Named Executive Officer.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following is a summary setting forth potential payments payable to the Named Executive Officers upon termination of employment or a change in control of the Company under their employment arrangements and the Company’s other compensation programs in effect as of March 28, 2015. Specifically, compensation payable to each Named Executive Officer upon voluntary termination, involuntary termination without cause, retirement, termination following a change in control, and in the event of death or disability of the executive is discussed below. The amounts shown in the tables below assume that such termination was effective as of March 28, 2015. Therefore, they include amounts earned through such time and are estimates of the amounts which would be paid out to the executives (or their beneficiaries) upon their termination. Due to the number of factors that affect the nature and amount of any benefits provided upon the events discussed below, any actual amounts paid or distributed may be different. Factors that could affect these amounts include the timing during the year of any such event, the price of the Company’s Common Stock and the executive’s age. These benefits are in addition to benefits available generally to salaried employees upon termination, such as earned but unpaid salary through the date of termination, amounts accrued and vested under the Company’s Pension, Profit Sharing and Deferred Compensation Plans, as applicable, and accrued vacation pay.

Payments Made Upon Any Termination

Regardless of the manner in which a Named Executive Officer’s employment terminates, the executive is entitled to receive amounts earned during his or her term of employment. Such amounts include:

•	earned but unpaid salary through date of termination;

•	non-equity incentive compensation earned and payable prior to the date of termination;

•	option grants received which have already vested and are exercisable prior to the date of termination (subject to the terms of the applicable option agreement);

•	unused vacation pay; and

•	amounts accrued and vested under the Company’s 401(k), Pension and Deferred Compensation Plans.

Payments Made Upon Involuntary Termination Without Cause

As a result of their employment agreements (in the case of Messrs. Gross, Van Heel and Tomarchio and Ms. D’Amico) and severance arrangements (in the case of Mr. Hoyle) entered into by the Company with the Named Executive Officers, in the event that a Named Executive Officer’s employment is involuntarily terminated without cause, the executive would receive, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•

in the case of Mr. Gross, one year’s base salary, payment of the non-equity incentive compensation (i) for the prior fiscal year, to the extent not yet paid and (ii) for the then-current fiscal year, to the extent payable based on the Company’s actual performance for such fiscal year and pro rata, to the date of the executive’s termination; and payment of any remaining unpaid non-compete payments;

•

in the case of Mr. Van Heel, two years’ base salary and payment of the non-equity incentive compensation (i) for the prior fiscal year, to the extent not yet paid and (ii) for the then-current fiscal year, to the extent payable based on the Company’s actual performance for such fiscal year and pro rata, to the date of the executive’s termination;

•

in the case of Ms. D’Amico and Mr. Tomarchio, 12 months of base salary continuation and payment of the non-equity incentive compensation (i) for the prior fiscal year, to the extent not yet paid; and (ii) for the then-current fiscal year, to the extent payable based on the Company’s actual performance for such fiscal year and pro rata, to the date of the executive’s termination;

•	in the case of Mr. Hoyle, six months of base salary continuation; and

•	in the case of Ms. D’Amico and Messrs. Gross, Van Heel and Tomarchio, all then outstanding unvested options will immediately and automatically vest and be exercisable for ninety (90) days.

TABLE OF PAYMENTS UPON INVOLUNTARY

TERMINATION WITHOUT CAUSE

Name	Base Salary ($)	Non-Equity Incentive Plan Compensation Award ($)	Stock Options ($)	All Other Compensation ($)(1)	Total ($)
Robert G. Gross	420,000	193,102	4,701,000	300,000	5,614,102
John W. Van Heel	1,100,000	252,871	14,242,968	—	15,595,839
Joseph Tomarchio Jr.	242,500	43,358	3,709,041	—	3,994,899
Catherine D’Amico	350,200	62,615	5,405,734	—	5,818,549
Craig L. Hoyle	112,500	28,735	1,645,640	—	1,786,875

(1)	Represents unpaid non-compete payments.

Payments Made Upon Retirement

In the event of the retirement of a Named Executive Officer, in addition to the items identified under the heading “Payments Made Upon Any Termination” above:

•	all then-outstanding vested options will be exercisable for one year.

Messrs. Gross, Tomarchio, Hoyle and Ms. D’Amico were eligible to receive retirement benefits as of March 28, 2015.

Payments Made Upon Death or Permanent Disability

In the event of the death or permanent disability of a Named Executive Officer, in addition to the items listed under the heading “Payments Made Upon Any Termination” above:

•

all then-outstanding unvested options issued under the 2007 Stock Incentive Plan and 1998 Employee Stock Option Plan will immediately and automatically vest upon death and all vested shares will be exercisable for one year in the case of death or permanent disability;

•	the executive will receive benefits under the Company’s disability plan or payments under the Company’s life insurance plan, as appropriate;

•

In the case of death, Messrs. Gross and Van Heel shall be entitled to one year’s base salary and payment of the non-equity incentive compensation (i) for the prior fiscal year, to the extent not yet paid, and (ii) for the then-current fiscal year, to the extent payable based on the Company’s actual performance for such fiscal year and pro rata, to the date of the executive’s death; and in the case of disability, Messrs. Gross and Van Heel shall be entitled to the lesser of (i) 12 months of base salary continuation or (ii) base salary through the remainder of the executive’s term; and payment of the non-equity incentive compensation (i) for the prior fiscal year, to the extent not yet paid, and (ii) for the then-current fiscal year, to the extent payable based on the Company’s actual performance for such fiscal year and pro rata, to the date of the executive’s disability;

•

in the case of the death or disability of Ms. D’Amico during the Executive Period, she shall be entitled to receive payment of the lesser of (i) 12 months of base salary continuation or (ii) base salary through the remainder of her term; and the non-equity incentive compensation (i) for the prior fiscal year, to the extent not yet paid; and (ii) for the then-current fiscal year, to the extent payable based on the Company’s actual performance for such fiscal year and pro rata, to the date of her death or disability; and

•

in the case of the disability of Ms. D’Amico and Messrs. Gross and Van Heel, such executive shall receive the right to continue to participate in the Company’s group life and medical/dental insurance plans, each at the same ratio of employer/employee contribution as applicable to the executive immediately prior to the termination event.

TABLE OF PAYMENTS UPON DEATH

The following table includes the intrinsic value (that is, the value based upon the price of the Company’s Common Stock, and in the case of options, minus the exercise price) of equity awards that would be exercisable or vested if the Named Executive Officer had died on March 28, 2015.

Name	Salary Continuation ($)	Non-Equity Incentive Plan Compensation ($)	Life Insurance ($)	Stock Options ($)	Total ($)
Robert G. Gross	420,000	193,102	425,000	4,701,000	5,739,102
John W. Van Heel	550,000	252,871	425,000	14,242,968	15,470,839
Joseph Tomarchio Jr.	—	43,358	425,000	3,709,041	4,177,399
Catherine D’Amico	350,200	62,615	425,000	5,405,734	6,243,549
Craig L. Hoyle	—	28,735	425,000	1,902,458	2,356,193

TABLE OF PAYMENTS UPON PERMANENT DISABILITY

The following table includes the intrinsic value (that is, the value based upon the price of the Company’s Common Stock, and in the case of options, minus the exercise price) of equity awards that would be exercisable or vested if the Named Executive Officer had been permanently disabled on March 28, 2015. For these purposes, “permanent disability” generally means total disability, resulting in the executive being unable to perform his or her job as determined by the Company’s life and disability insurance provider.

Name	Salary Continuation ($)	Non-Equity Incentive Plan Compensation ($)	Life and Health Plan Continuation ($)	Disability(1) ($)	Stock Options ($)	Total ($)
Robert G. Gross	210,000	193,102	44,727	753,110	4,701,000	5,901,939
John W. Van Heel	550,000	252,871	121,174	1,348,672	9,415,318	11,688,035
Joseph Tomarchio Jr.	—	43,358	—	607,334	3,482,501	4,133,193
Catherine D’Amico	350,200	62,615	21,092	607,334	4,754,294	5,795,535
Craig L. Hoyle	—	28,735	—	422,516	1,645,640	2,096,891

(1)

This amount represents the present value (at an assumed rate of 3%) of the long-term disability payments that would be paid to the Named Executive Officer until he or she reaches the retirement age of 65.

Payments Made Upon a Change in Control

As discussed in detail in the Compensation Discussion and Analysis section above, the employment agreements that the Company entered into with each of Messrs. Gross, Van Heel and Tomarchio and Ms. D’Amico contain change in control provisions. Also, Mr. Hoyle would receive certain compensation payments if he were terminated without cause following a change in control. The benefits, in addition to the items listed under the heading “Payments Made Upon Any Termination” above, include:

•

in the case of Ms. D’Amico and Messrs. Gross and Van Heel, two years’ base salary, and in the case of Mr. Tomarchio, one year; and payment of the non-equity incentive compensation (i) for the prior fiscal year, to the extent not paid; and (ii) for the then-current fiscal year, to the extent payable based on the Company’s actual performance for such fiscal year and pro rata, to the date of the executive’s termination;

•	in the case of Mr. Gross, payment of any remaining non-compete payments;

•	in the case of Mr. Hoyle, six months of base salary continuation; and

•

all then-outstanding unvested options will immediately and automatically vest and be exercisable, in the case of Ms. D’Amico and Messrs. Gross, Van Heel and Tomarchio, for ninety (90) days following such termination and in the case of Mr. Hoyle, for thirty (30) days following such termination.

On May 20, 2009, the Compensation Committee of the Board of Directors adopted a policy that the Company will not enter into any future employment agreements that include excise tax gross-up provisions with respect to payments contingent upon a change in control, and none currently exist.

TABLE OF POTENTIAL PAYMENTS UPON CHANGE IN CONTROL

Name	Base Salary ($)	Non-Equity Incentive Plan Compensation Award ($)	Stock Options ($)	All Other Compensation ($)(1)	Total ($)
Robert G. Gross	840,000	193,102	4,701,000	300,000	6,034,102
John W. Van Heel	1,100,000	252,871	14,242,968	—	15,595,839
Joseph Tomarchio Jr.	242,500	43,358	3,709,041	—	3,994,899
Catherine D’Amico	700,400	62,615	5,405,734	—	6,168,749
Craig L. Hoyle	112,500	28,735	1,902,458	—	2,043,693

(1)	Represents unpaid non-compete payments.

DIRECTOR COMPENSATION

The Company does not pay any director who is also an employee of Monro or its subsidiary for his or her service as director.

In fiscal 2015, non-employee directors received the following compensation:

•

$20,000 annual retainer, a $15,000 annual retainer for the audit committee chairman, a $15,000 annual retainer for Lead Director position and a $5,000 annual retainer for each other committee chairman;

•

an annual grant of an option to purchase 10,000 shares of Common Stock, valued at $51.51 per share, which was the closing price of a share of the Company’s Common Stock on the date of the 2014 Annual Meeting of Shareholders;

•	$3,000 for each meeting of the Board of Directors or $1,000 for a committee meeting attended; and

•	reasonable travel expenses to attend meetings.

Director Stock Ownership Guidelines

On December 2, 2010, the Board of Directors revised the Monro Muffler Brake, Inc. Stock Ownership Guidelines, increasing the requirement for stock ownership for certain individuals affiliated with the Company. The purpose of the guidelines was to further engage certain senior executives and the members of the Board in the long-term success of the Company. The Company’s stock guidelines for its non-employee directors are as follows:

Stock Ownership Guideline	Common stock or equivalents with an aggregate value equal to at least three times the annual cash retainer payable to such director

Target Date	Within a four-year period of joining the Board of Directors

As of March 28, 2015, all of the Company’s non-employee directors are in full compliance with the ownership levels required by the guidelines.

The following table summarizes the compensation that the Company’s non-management directors earned for services as members of the Board of Directors and any committee of the Board of Directors during fiscal 2015:

NON-MANAGEMENT DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Option Awards(1)(2) ($)	All Other Compensation ($)		Total ($)
Richard A. Berenson(3)	13,000	—	—		13,000
Frederick M. Danziger	44,000	110,400	—		154,400
Donald Glickman	32,000	110,400	150,000	(4)	292,400
Stephen C. McCluski	54,000	110,400	—		164,400
Robert E. Mellor	57,000	110,400	—		167,400
Peter J. Solomon	32,000	110,400	150,000	(5)	292,400
James R. Wilen	36,000	110,400	—		146,400
Elizabeth A. Wolszon	38,000	110,400	—		148,400

(1)

Each non-management director was granted options to purchase 10,000 shares of the Company’s Common Stock in 2015. This column represents the aggregate grant date fair value of the stock options granted during fiscal 2015 under FASB ASC 718. However, pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For additional information on the valuation assumptions with respect to the 2015 grants as well as the grants made prior to 2015, refer to Note 1 of the Company’s financial statements in the Form 10-K for the year ended March 28, 2015, as filed with the SEC.

(2)	There were 238,280 options outstanding related to directors’ holdings at March 28, 2015.

(3)	Mr. Berenson did not stand for re-election at our 2014 Annual Meeting of Shareholders and his service as a director ended on August 5, 2014.

(4)

For Mr. Glickman, this amount related to his consulting arrangement with Peter J. Solomon Company, L.P. (“PJSC”) discussed in more detail under the heading “Certain Relationships and Related Transactions”.

(5)	For Mr. Solomon, this amount relates to his share of the fees paid to PJSC under a management agreement. See further discussion under the heading “Certain Relationships and Related Transactions”.

Stock awards granted to directors are fully vested at the time of the grant. The number of shares of Monro Muffler Common Stock owned by each director is disclosed in the Security Ownership of Principal Shareholders, Directors and Executive Officers table in this Proxy Statement.

Anti-Hedging and Pledging Policy

In fiscal 2014, we expanded and clarified prohibitions related to transactions in short-term or highly leveraged transactions. Under our updated insider trading policy, we prohibit our directors from engaging in transactions in our securities involving publicly traded options, short sales and hedging transactions because they may create the appearance of unlawful insider trading and, in certain circumstances, present a conflict of interest. In addition, we expanded our insider trading policy to prohibit directors from pledging our securities as collateral for a loan or holding our securities in a margin account unless the margin feature is not utilized or our securities are otherwise excluded from being pledged.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review and Approval of Related Person Transactions

The Company reviews all relationships and transactions in which the Company and its directors, executive officers or their immediate family members are participants to determine whether such persons have a direct or indirect material interest. The Company’s finance and legal staff are primarily responsible for the development and implementation of processes and controls to obtain information from the directors and executive officers with respect to related party transactions, and then determining, based on the facts and circumstances, whether the Company or related person has a direct or indirect material interest in the transactions. If the Company’s finance and legal staff determine that the Company or a related person has a direct or indirect material interest in a transaction, then the Company’s Audit Committee or other board committee comprised solely of independent directors must approve or ratify the transaction. As required under SEC rules, transactions that are determined to be material to the Company or a related person must be disclosed in the Company’s proxy statement.

Related Party Transactions

The Company has a management agreement, effective July 1, 1991, with PJSC, pursuant to which PJSC provides strategic and financial advice relating to financing, capital structure, mergers and acquisitions and offensive/defensive positioning to the Company, for a current fee of $300,000 per year (plus reimbursement of out-of-pocket expenses). Pursuant to such agreement, the Company has agreed to indemnify PJSC against certain liabilities. In addition, PJSC, from time to time, provides additional investment banking services to the Company for customary fees. No additional fees were paid in fiscal 2013, 2014 and 2015. Peter J. Solomon, Board member of the Company, is Chairman of PJSC. Of the fees paid by the Company to PJSC, approximately half were paid to Donald Glickman, a director of the Company, by PJSC for consulting services.

The Company leased six stores from lessors in which Joseph Tomarchio Jr., the Company’s Executive Vice President, has beneficial ownership interests. In fiscal 2015, the Company expensed $717,000 in rent for those stores. Mr. Tomarchio is an officer of the Company. In March 2015, the Company purchased the property and building of one of the leased locations from Mr. Tomarchio and a family member, for approximately $1 million.

Aside from the five remaining leases assumed as part of the Mr. Tire acquisition in March 2004, the Company has not entered into any affiliate leases, other than renewals or modifications of existing leases, since May 1989, and as a matter of policy, will not do so.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires the Company’s directors and executive officers, and persons who beneficially own more than ten percent of the Company’s Common Stock, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock. Officers, directors and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, during fiscal 2015, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that Christopher R. Hoornbeck and Craig L. Hoyle each reported one late transaction consisting of the grant of 6,000 and 9,000 stock options, respectively and John W. Van Heel reported one late transaction consisting of the exercise of 6,750 stock options.

NON-BINDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires the Company to provide its shareholders with a vote to approve, on an advisory, non-binding basis, the compensation of the Company’s Named Executive Officers as disclosed in this proxy statement in accordance with SEC rules. These votes are currently provided on an annual basis, and the next vote shall be held at the Company’s next annual meeting in 2016.

As discussed under the heading “Compensation Discussion and Analysis” above, the Company’s executive compensation program is designed to attract, retain and motivate the performance of the executive management talent who are expected to advance both the short-term and long-term interests of the Company’s shareholders. Additionally, the Company’s compensation practices reflect a pay-for-performance philosophy, whereby a substantial portion of an executive’s potential compensation is tied to performance of the Company.

For these reasons and the others described elsewhere in this Proxy Statement, the Board recommends that the Company’s shareholders vote in favor of approving the compensation of the Named Executive Officers as described in the narrative disclosure, tables and footnotes contained in this Proxy Statement (including under the heading “Compensation Discussion and Analysis” and in the compensation tables and narratives related to the compensation of the Named Executive Officers.)

Accordingly, the Company is asking shareholders to approve the following resolution:

“RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED on a non-binding basis.”

This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s Named Executive Officers and the policies and practices described in this Proxy Statement.

The above “Say on Pay” vote is an advisory vote only and is not binding on the Company, the Compensation Committee or the Board. However, the Board and Compensation Committee value the opinions of Company shareholders and to the extent there is any significant vote against the Named Executive Officer Compensation, the Company will consider those shareholder concerns and evaluate whether any actions are necessary to address those concerns.

The Board of Directors recommends a vote FOR the approval of the compensation paid to the Company’s Named Executive Officers as described in this Proxy Statement.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors (the “Committee”) is composed of three non-employee directors and operates under a written charter adopted by the Board of Directors. Each member of the Committee is an independent director as defined by rules of the Securities and Exchange Commission (the “SEC”) and NASDAQ. In addition, the Board of Directors has determined that Stephen C. McCluski is an audit committee financial expert as defined by SEC rules, and is independent from management.

In fiscal 2015, the Audit Committee, as a matter of routine, reviewed its charter and practices. The Committee determined that its charter and practices are consistent with listing standards of NASDAQ.

Management is responsible for the Company’s internal controls and the financial reporting process. The external auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board. The Committee’s responsibility is to monitor and oversee these processes.

In this context, the Committee has met and held discussions with management and the external auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles, and the Committee has reviewed and discussed the consolidated financial statements with management and the external auditors. The Committee discussed with the external auditors matters required to be discussed by PCAOB Auditing Standard No. 16 (Communications with Audit Committees), as amended.

The Company’s external auditors also provided to the Committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding the external auditor’s communications with the Committee concerning independence, and the Committee discussed with the external auditors that firm’s independence.

Based on the Committee’s discussion with management and the external auditors and the Committee’s review of the representation of management and the report of the external auditors to the Committee, the Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended March 28, 2015, for filing with the SEC. The Committee has also approved, subject to shareholder ratification, the re-appointment of PricewaterhouseCoopers LLP as the Company’s external auditors for fiscal 2016.

Audit Committee

Stephen C. McCluski, Chairman

Frederick M. Danziger

Robert E. Mellor

APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

While shareholder ratification of the Company’s independent public accountants is not required by the Company’s Amended and Restated By-laws or otherwise, the Audit Committee and management believe that shareholder ratification of the Company’s selection of independent registered public accountants is desirable and a good corporate practice. Therefore, the Audit Committee is requesting that shareholders approve the proposal to ratify the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for fiscal 2016. In the event that this selection is not ratified by the affirmative vote of a majority of shares of the Company’s common stock present or represented by proxy and entitled to vote on the selection, the Audit Committee will consider that fact when it selects the independent public accountants for the following year. The Audit Committee may, in its discretion, replace PricewaterhouseCoopers LLP as the independent registered public accounting firm at a later date without the approval of its shareholders.

PricewaterhouseCoopers LLP (“PWC”) has been engaged as the Company’s independent accountants since 1984. A representative of PWC will be present at the Annual Meeting to respond to questions and will have an opportunity to make a statement if he or she desires to do so.

In addition to retaining PWC to audit the Company’s consolidated financial statements for fiscal 2015, the Company retained PWC and other consulting firms to provide advisory, auditing, and consulting services in fiscal 2015. The Company understands the need for PWC to maintain objectivity and independence in its audit of its financial statements. To minimize relationships that could appear to impair the objectivity of PWC, the Audit Committee has restricted the non-audit services that PWC may provide primarily to tax services and merger and acquisition due diligence services. They also determined that the Company would obtain non-audit services from PWC only when the services offered by PWC are at least as effective or economical as services available from other service providers.

The Audit Committee has also adopted policies and procedures for pre-approving all non-audit work performed by PWC. Specifically, the Committee has pre-approved the use of PWC for the following categories of non-audit services: merger and acquisition due diligence and audit services; tax services; internal control reviews; and reviews and procedures that the Company requests PWC to undertake to provide assurances on matters not required by laws or regulations. In each case, the Committee requires management to report the specific engagements to the Committee on a regular basis, and also obtain specific pre-approval on any engagement over $40,000 in fiscal 2015, and $50,000 beginning in fiscal 2016.

Aggregate fees billed to the Company for services rendered by PWC for fiscal 2015 and 2014 were:

	2015	2014
Audit Fees	$729,400	$898,600
Audit-Related Fees	38,800	16,900
Tax Fees	48,500	0
All Other Fees	103,900	29,900

Total Fees	$920,600	$945,400

In the table above, in accordance with SEC definitions and rules, “audit fees” are fees the Company paid to PWC for professional services for the audit of the Company’s consolidated financial statements included in Form 10-K and review of financial statements included in Forms 10-Q, for the Sarbanes-Oxley Section 404 internal control audit or for services that are normally provided by the accountant in connection with statutory and regulatory filings or engagements; “audit-related fees” are comprised of assurance and related services that are traditionally performed by the external auditor; “tax fees” are fees related to preparation of the Company’s tax returns, as well as fees for tax compliance, tax advice and tax planning; and “all other fees” are fees billed by PWC to the Company for any services not included in the first three categories including services such as benefit plan services and merger and acquisition due diligence.

The Audit Committee has considered whether the non-audit services provided by PWC are compatible with PWC maintaining its independence and has determined that they are compatible.

The Board of Directors recommends the shareholders vote FOR ratification of the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 26, 2016.

OTHER MATTERS

Notice Pursuant To Section 726(d) of the New York Business Corporation Law

As of August 1, 2014, the Company renewed its Directors’ and Officers’ primary and excess management and professional liability insurance through August 1, 2015 at a total annual cost of $145,000 in premiums. The policy is carried with Twin City Fire Insurance Company, a subsidiary of The Hartford Insurance Company. As of December 4, 2014, the Company secured additional coverage through August 1, 2015 at a total annual cost of $90,000. The policy is carried with Federal Insurance Company, a subsidiary of the Chubb Group of Insurance Companies. The policies cover all of the Company’s directors and executive officers.

Shareholder Proposals

Nominations for Board membership and proposals of shareholders that are intended to be presented at the annual meeting to be held in 2016 must be received by the Company by March 8, 2016, in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. The Company’s Certificate of Incorporation provides that shareholders who do not present a proposal for inclusion in the proxy statement, but who still intend to submit the proposal at the 2016 annual meeting, and shareholders who intend to submit nominations for directors at the meeting, are required to deliver or mail the proposal or nomination to the Secretary of the Company, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, New York 14615, so that the Secretary receives the proposal or nomination not less than 120 days nor more than 180 days prior to the meeting, except that if less than 50 days notice or prior public disclosure of the meeting date is given or made to shareholders, the Secretary must receive such proposal or nomination not later than the close of business on the tenth day following the day on which notice of the meeting was mailed or such public disclosure was made, whichever first occurs. Each proposal or nomination must set forth the information required by the Certificate of Incorporation. If the chairman of the meeting determines that a proposal or nomination was not made in accordance with the required procedures, such proposal or nomination will be disregarded. Additional information and a copy of the Certificate of Incorporation may be obtained by submitting a written request to the Secretary of the Company.

Additional Information

The Company will furnish to any shareholder, upon written request, a copy of the Company’s Annual Report on Form 10-K for the fiscal year ended March 28, 2015, as filed with the SEC, without charge, except that copies of any exhibit to such report will be furnished upon payment by such shareholder of the Company’s reasonable expenses in furnishing such exhibit. Written requests may be directed to the Company, Monro Muffler Brake, Inc., 200 Holleder Parkway, Rochester, New York 14615, Attention: Secretary.

By Order of the Board of Directors

/s/ Catherine D’Amico
Catherine D’Amico
Secretary

Rochester, New York

July 6, 2015

ANNUAL MEETING OF SHAREHOLDERS OF

MONRO MUFFLER BRAKE, INC.

August 4, 2015

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS:

This Proxy Statement and the 2015 Annual Report are available on the Company’s website at

http://www.monro.com/corporate/corporate-investor-info

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

AND EACH MATTER TO BE VOTED ON AT THE ANNUAL MEETING

HAS BEEN PROPOSED BY THE BOARD OF DIRECTORS.

i  Please detach along perforated line and mail in the envelope provided.   i

■	20503030000000001000 6	080415

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒
1. Election of Directors: To elect five Class 2 directors to serve a two-year term, and until their successors are duly elected and qualified at the 2017 annual meeting of shareholders.					The Board of Directors recommends a vote FOR the following proposal.
						FOR	AGAINST	ABSTAIN
☐ ☐ ☐	FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below)	NOMINEES: O Frederick M. Danziger O Robert G. Gross O Stephen C. McCluski O Robert E. Mellor O Peter J. Solomon	Class 2 Director Class 2 Director Class 2 Director Class 2 Director Class 2 Director		2. To approve, on a non-binding basis, the compensation paid to the Company’s Named Executive Officers.	☐	☐	☐
The Board of Directors recommends a vote FOR the following proposal.
					3. To ratify the re-appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending March 26, 2016.	☐	☐	☐
The Board of Directors recommends a vote FOR all of the nominees for director.					4. To consider such other business as may properly be brought before the meeting or any adjournment or postponement thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

MARK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.				☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

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Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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MONRO MUFFLER BRAKE, INC.

Proxy Solicited on Behalf of the Board of Directors

for the Annual Meeting of Shareholders, August 4, 2015

The undersigned hereby appoints John W. Van Heel and Catherine D’Amico as proxies, each with the power to appoint his or her substitute, and hereby authorizes each such person, acting individually, to represent and to vote, as specified on the reverse side hereof, all of the shares of common stock of Monro Muffler Brake, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Shareholders to be held at the Hyatt Regency Rochester, 125 East Main Street, Rochester, New York 14604, commencing at 10:00 a.m. on August 4, 2015 and at any postponement or adjournment thereof; and in the discretion of the proxies, their substitutes or delegates, to vote such shares and to represent the undersigned in respect of other matters properly brought before the meeting.

WHEN PROPERLY EXECUTED, THIS PROXY WILL BE VOTED AS SPECIFIED BY THE SIGNING SHAREHOLDER ON THE REVERSE SIDE HEREOF. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS.

(Continued and to be signed on the reverse side)

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